UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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The Hanover Insurance Group, Inc.

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THE HANOVER INSURANCE GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 24, 2016

Corporate Headquarters

440 Lincoln Street

Worcester, Massachusetts 01653

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

Letter to our Shareholders from Frederick H. Eppinger, our President and Chief Executive Officer

April 7, 2016

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 24, 2016, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

We have chosen to furnish proxy materials to our shareholders via the Internet. We believe that doing so provides our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the accompanying Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

Frederick H. Eppinger

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2016

To the Shareholders of The Hanover Insurance Group, Inc.:

Below please find the details regarding the 2016 Annual Meeting of Shareholders of The Hanover Insurance Group, Inc.:

LOCATION:	Our corporate headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653

DATE AND TIME:	Tuesday, May 24, 2016, at 9:00 a.m. local time

ITEMS OF BUSINESS:

1.      The election of four individuals to the Board of Directors;

2.      The advisory approval of the Company’s executive compensation;

3.      The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent, registered public accounting firm for 2016; and

4.      Such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE:	The Board of Directors has fixed March 28, 2016 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

April 7, 2016

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the

Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 24, 2016: The Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/thg.

2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

The Hanover Insurance Group, Inc. 2016 Proxy Statement

PROXY STATEMENT SUMMARY

This summary provides highlights of the important information contained elsewhere in our Proxy Statement. It does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement before voting.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	i

PROXY STATEMENT

We have made these proxy materials available to you on or about April 7, 2016 via the Internet or, at your request, have forwarded you paper copies of these proxy materials by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at our Annual Meeting of Shareholders to be held on May 24, 2016 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials unless you request one. The Notice instructs you on how to access the proxy materials via the Internet. The Notice also instructs you on how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials? These proxy materials include our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended December 31, 2015 (the “Annual Report”), including our financial statements and the report of PricewaterhouseCoopers LLP (“PwC”) thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting? At the Annual Meeting, shareholders will act on the following matters:

•	election of four directors;
•	advisory approval of the Company’s executive compensation; and
•	ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2016.

Any other business that properly comes before the Annual Meeting will also be considered. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? Only shareholders of record at the close of business on March  28, 2016 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock? Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote? The Board is soliciting your vote at the Annual Meeting. We have retained Georgeson LLC of Jersey City, N.J., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the costs of this service will be approximately $9,500, plus reasonable expenses. Proxies may also be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, electronic transmission or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to beneficial owners of Common Stock.

How does the Board recommend that I vote? Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board, and “FOR” each of the other proposals specifically identified in this Proxy Statement for action at the Annual Meeting.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	1

How many shares are entitled to vote at the Annual Meeting? As of the Record Date, 42,940,661 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting? A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions will be treated as present at the Annual Meeting for the purpose of determining a quorum and, because brokers have the discretionary authority to vote on one proposal (the ratification of auditors), broker non-votes will also be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy, but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on any matter specifically identified for action at the Annual Meeting other than the ratification of the appointment of PwC to serve as the Company’s independent, registered accounting firm.

What vote is required to approve each item, and how are abstentions and broker non-votes treated?

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
1. Election of a director nominee

The affirmative vote of the majority of the votes properly cast (in person or by proxy). For purposes of electing directors, “the affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
2. Advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
3. Ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Abstentions, because they are not votes cast, will not be counted and will have no effect on the outcome. However, banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on this proposal.

What happens if a director nominee is not elected at the Annual Meeting? If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or

The Hanover Insurance Group, Inc. 2016 Proxy Statement	2

her resignation will not vote on the NCGC’s recommendation or the Board’s decision. Since Mr. Booth and Mr. Ramrath are nominees whose current terms do not otherwise expire at the upcoming Annual Meeting, their tendered resignations would not be effective until the end of their current terms in 2017 and 2018, respectively.

On September 15, 2015, Mr. Eppinger announced his plans to retire from the Company and resign as president and chief executive officer and as a director, effective on the date his duties are assumed by his successor. As of the date of this Proxy Statement, the Board has not named Mr. Eppinger’s successor. If a successor director has not been appointed prior to the date of the Annual Meeting, then Mr. Eppinger will continue to serve on the Board as a holdover director under Delaware corporate law until his successor is elected and qualified. The Board anticipates electing Mr. Eppinger’s successor to the class of directors whose term expires at the 2019 annual meeting. Such election would be made by the Board pursuant to authority provided to it in the Company’s charter and by-laws and with the intention of balancing out the director classes as required by the charter and the rules of the New York Stock Exchange (“NYSE”). Mr. Eppinger’s service as a director would terminate concomitant with this action.

How do I vote? You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy? If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you, together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

If you are a registered shareholder (that is, if you hold stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card. The shares of Common Stock represented by your proxy will be voted as directed by you, or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy? Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the Meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke a submitted proxy.

How do participants in The Hanover Employee Stock Purchase Plan and The Chaucer Share Incentive Plan vote their shares? Participants in The Hanover Insurance Group Employee Stock Purchase Plan (the “ESPP”) who retain shares that have been issued to them at the end of an offer period are considered to hold such shares in “street name” in a brokerage account. Such shares may be voted like other “street name” holders. The

The Hanover Insurance Group, Inc. 2016 Proxy Statement	3

brokerage firm or nominee will forward ESPP participants who hold shares of Common Stock the Notice and/or a printed copy of the proxy materials, together with voting instructions.

If you are a participant in The Chaucer Share Incentive Plan (the “Chaucer SIP”) and you have shares of Common Stock allocated to your account, then you may provide voting instructions to the trustee under the plan in accordance with the instructions provided by the trustee. The trustee will vote the shares allocated to your account in accordance with your instructions. If you do not instruct the trustee how to vote, then the trustee will not vote your shares.

ESPP and Chaucer SIP participants’ voting instructions are kept confidential by the administrator of the ESPP and the trustee of the Chaucer SIP, respectively.

Who can attend the Annual Meeting? The Meeting is open to all THG shareholders and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership as of the Record Date.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	4

COMPANY STOCK OWNERSHIP

Stock Ownership by the Company’s Directors and Executive Officers

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 15, 2016 by (i) each director (and director nominee) of THG, (ii) the named executive officers (the “NEOs”) in the Summary Compensation Table appearing later in this Proxy Statement, with the exception of Mr. Greenfield, who passed away since the beginning of the Company’s last fiscal year, and (iii) all current directors and executive officers of THG, as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class
Michael P. Angelini	52,746	(1)	*
Richard H. Booth	500	(2)	*
Eugene M. Bullis	1,222	(3)	*
P. Kevin Condron	15,370	(4)	*
Cynthia L. Egan	—	(5)	*
Frederick H. Eppinger	530,616	(6)	1.23%
Neal F. Finnegan	33,452	(7)	*
Karen C. Francis	500	(8)	*
Daniel T. Henry	7,659		*
J. Kendall Huber	105,223	(9)	*
Wendell J. Knox	16,701	(10)	*
Joseph R. Ramrath	21,002	(11)	*
John C. Roche	100,762	(12)	*
Robert A. Stuchbery	5,886	(13)	*
Harriett “Tee” Taggart	13,449	(11)	*
Current directors and executive officers, as a group (21 persons)	1,079,932	(14)	2.49%

†	As to shares listed in this column of the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants from the Company. Deferred shares are held in a rabbi trust (the “Rabbi Trust”), the trustee of which is Wells Fargo Bank, N.A. As of March 15, 2016, the Rabbi Trust held 254,115 shares of Common Stock pursuant to deferrals by the directors and executive officers. In accordance with rules and regulations prescribed by the SEC, and even though such director or executive officer has a direct economic interest in such deferred shares, shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the notes below.
*	Less than 1%.
(1)	Excludes 14,667 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred. Includes 2,000 shares held by the Domenic A. Angelini Residuary Trust, under Agreement dated October 25, 2003 (the “Angelini Trust”). Mr. Angelini is a co-trustee of the Angelini Trust and shares voting and investment power with respect to the shares held by the Angelini Trust.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	5

(2)	Excludes 4,909 shares held by the Rabbi Trust, the receipt of which Mr. Booth has deferred.
(3)	Consists of shares of restricted stock vesting within 60 days of March 15, 2016. These shares are subject to a restriction on transfer until January 1, 2017.
(4)	Excludes 5,934 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(5)	Excludes 1,751 shares held by the Rabbi Trust, the receipt of which Ms. Egan has deferred.
(6)	Excludes 200,612 shares held by the Rabbi Trust, the receipt of which Mr. Eppinger was required to defer. Includes 193,333 shares underlying options exercisable within 60 days of March 15, 2016.
(7)	Pursuant to the Company’s director retirement policy, Mr. Finnegan is retiring from the Board, effective May 24, 2016.
(8)	Excludes 6,397 shares held by the Rabbi Trust, the receipt of which Ms. Francis has deferred.
(9)	Excludes 3,146 shares held by the Rabbi Trust, the receipt of which Mr. Huber was required to defer. Mr. Huber shares voting and investment power with his wife with respect to 14,387 shares. Includes 72,183 shares underlying options exercisable within 60 days of March 15, 2016.
(10)	Excludes 13,584 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(11)	Shares voting and investment power with spouse.
(12)	Includes 82,700 shares underlying options exercisable within 60 days of March 15, 2016.
(13)	Includes 604 shares held by the trustee of the Chaucer SIP.
(14)	Includes 464,829 shares underlying options exercisable within 60 days of March 15, 2016; 1,000 restricted stock units vesting within 60 days of March 15, 2016; 1,222 shares of restricted stock vesting within 60 days of March 15, 2016; 851 shares held by the trustee of the Chaucer SIP; and 2,000 shares held by the Angelini Trust. Excludes 254,115 shares held by the Rabbi Trust. See footnotes 1 through 13 above.

Stock Ownership Guidelines for Named Executive Officers and Directors

Named Executive Officers

Within 18 months of becoming subject to our stock ownership guidelines, each NEO should achieve an ownership level in our Common Stock with a value equal to one times his or her base salary. Within three years of becoming subject to these guidelines, each NEO should achieve and maintain an ownership level with a value equal to two to four times his or her base salary (four to six times base salary for the CEO). The guidelines credit shares held outright, unvested restricted stock, restricted stock units, performance-based restricted stock units (measured at target) and any shares that have been earned but the payment of which has been deferred. Shares subject to unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	6

Each of our current NEOs is in compliance with the guidelines, or is expected to become compliant within the prescribed time after becoming subject to the guidelines, other than Mr. Bullis, who is serving in a temporary capacity, and Mr. Stuchbery, who is retiring from the Company in May 2016. Set forth below is a table that indicates, as of March 15, 2016, each current NEO’s share ownership as a multiple of his current annualized base salary. Such figures are calculated in accordance with our stock ownership guidelines, and the multiple has been determined assuming a current market value of $85.33 per share (the closing price of our Common Stock on March 15, 2016).

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary
Frederick H. Eppinger	2003	594,395	50.7
Eugene M. Bullis	2015	1,222	0.1
Robert A. Stuchbery	2011	5,886	0.9
J. Kendall Huber	2000	50,386	8.4
John C. Roche	2006	31,392	5.5

Board of Directors

Within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in our Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on the Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our non-employee directors is in compliance with our stock ownership guidelines, or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of March 15, 2016, each director’s share ownership as a multiple of the value of the current annual stock retainer ($125,000). Such figures are calculated in accordance with our stock ownership guidelines, and the multiple has been determined assuming a current market value of $85.33 per share (the closing price of our Common Stock on March 15, 2016).

Non-Employee Director	Year First Elected to Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of the Value of the Annual Stock Retainer
Michael P. Angelini	1995	67,413	46.0
Richard H. Booth	2013	5,409	3.7
P. Kevin Condron	2007	21,304	14.5
Cynthia L. Egan	2015	1,751	1.2
Neal F. Finnegan	2006	33,452	22.8
Karen C. Francis	2014	6,897	4.7
Daniel T. Henry	2014	7,659	5.2
Wendell J. Knox	1999	30,285	20.7
Joseph R. Ramrath	2004	21,002	14.3
Harriett “Tee” Taggart	2009	13,449	9.2

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Largest Owners of the Company’s Stock

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 15, 2016.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
BlackRock Inc. 55 East 52nd Street New York, NY 10055	3,219,383	(1)	7.50%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	3,158,663	(2)	7.36%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,126,368	(3)	7.28%

(1)	Based on a Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock Inc., which reported having sole voting power with respect to 3,037,771 shares and sole dispositive power with respect to 3,219,383 shares.
(2)	Based on a Schedule 13G/A filed on February 9, 2016 by Dimensional Fund Advisors LP (“DFA”), which reported having sole voting power with respect to 3,084,454 shares and sole dispositive power with respect to 3,158,663 shares. In its Schedule 13G/A filing, DFA disclaims beneficial ownership of the shares and states that it serves as investment manager or sub-adviser to certain commingled funds, group trusts and separate accounts and that all shares of the Company are owned by such commingled funds, group trusts and separate accounts.
(3)	Based on a Schedule 13G/A filed on February 11, 2016 by The Vanguard Group, which reported having sole voting power with respect to 31,430 shares, sole dispositive power with respect to 3,095,138 shares, shared voting power with respect to 2,500 shares and shared dispositive power with respect to 3,095,138 shares. The Schedule 13G/A filed by The Vanguard Group also reported that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 28,730 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,200 shares.

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CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines, which can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance.” For a printed copy of the guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

There are four nominees for election to the Board this year. Each of the nominees has served as a director since the last Annual Meeting. In order to comply with our director retirement policy and maintain appropriate balance in the size of each of our director classes, Mr. Angelini and Ms. Francis are each being nominated to serve for a one-year term expiring in 2017, and Mr. Booth and Mr. Ramrath are each being nominated to serve for a three-year term expiring in 2019. Information regarding the business experience and qualifications of each nominee and each continuing director is provided below.

Pursuant to the Company’s director retirement policy, Mr. Finnegan is retiring, effective May 24, 2016. On September 15, 2015, Mr. Eppinger announced his plans to retire from the Company and resign as president and chief executive officer and as a director, effective on the date his duties are assumed by his successor. As of the date of this Proxy Statement, the Board has not named Mr. Eppinger’s successor. If a successor director has not been appointed prior to the date of the Annual Meeting, then Mr. Eppinger will continue to serve on the Board as a holdover director under Delaware corporate law until his successor is elected and qualified. The Board anticipates electing Mr. Eppinger’s successor to the class of directors whose term expires at the 2019 annual meeting. Such election would be made by the Board pursuant to authority provided to it in the Company’s charter and by-laws and with the intention of balancing out the director classes as required by the charter and the rules of the NYSE. Mr. Eppinger’s service as a director would terminate concomitant with this action.

Director Nominees

Michael P. Angelini Age: 73 Director since 1995

Mr. Angelini has been Chairman of the Board since 2002, and was a director of a predecessor company from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968. From 2007 until 2009, when it was merged into the Massachusetts Department of Transportation, Mr. Angelini served on the Board of Directors of the Massachusetts Turnpike Authority. He is currently the Chairman of the Massachusetts Port Authority. Mr. Angelini is also a director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts, and a number of privately held businesses. We believe Mr. Angelini’s qualifications to serve on our Board include his years of legal and management experience, and his experience as a member of the board of directors of numerous other businesses.

Mr. Angelini is Chairman of the Board. If re-elected, Mr. Angelini’s term will expire in 2017.

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Richard H. Booth Age: 69 Director since 2013

Mr. Booth provides independent consulting and advisory services to financial services companies. From 2009 until his retirement in 2014, Mr. Booth was Vice Chairman of Guy Carpenter & Company, LLC, a global risk management and reinsurance specialist and a wholly owned subsidiary of Marsh McLennan Companies, Inc. Mr. Booth was Chairman of HSB Group, Inc., a specialty insurer and reinsurer, from 2000 to 2009, and President and CEO of HSB Group from 2000 to 2007. In 2008 and 2009, Mr. Booth served as Vice Chairman, Transition Planning and Chief Administrative Officer, of HSB Group’s parent company, American International Group, Inc., an insurance and financial services company. Prior to this, Mr. Booth held progressively senior positions in the insurance industry. Mr. Booth is a director of Adamas Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company. Mr. Booth previously served as a director of Sun Life Financial Inc., a publicly traded life and health insurance and financial services company from 2011 to 2015, and as a trustee of Eversource Energy (formerly known as Northeast Utilities), a publicly traded utility company from 2001 to 2015. Mr. Booth is a certified public accountant, chartered life underwriter, chartered financial consultant, a certified Board Leadership Fellow with the National Association of Corporate Directors, and a former member of the Financial Accounting Standards Advisory Council and its Steering Committee. We believe Mr. Booth’s qualifications to serve on our Board include his high level of insurance, financial and accounting literacy and operating and management experience, gained through his roles as Vice Chairman of Guy Carpenter, Chairman and CEO of HSB Group and through his service with the Financial Accounting Standards Advisory Council.

Mr. Booth is a member of the Audit Committee. Mr. Booth’s term expires in 2017. He is, however, being nominated for re-election at the Annual Meeting for a term expiring in 2019. Since Mr. Booth is a nominee whose current term does not otherwise expire at the upcoming Annual Meeting, if he is not elected, then his tendered resignation would not be effective until the end of his current term in 2017.

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Karen C. Francis Age: 53 Director since 2014

Ms. Francis is Executive Chairman of AcademixDirect, Inc., a technology marketing company serving the education industry. Ms. Francis served as Executive Chairman and CEO of AcademixDirect, Inc. from 2009 to 2014. Prior to joining AcademixDirect, Inc. in 2009, Ms. Francis was Chairman and CEO of Publicis & Hal Riney, an advertising agency based in San Francisco. From 2001 to 2002, Ms. Francis was a Vice President of Ford Motor Company and President and CEO of ConsumerConnect, where she was responsible for global e-business strategies, customer relationship management and export operations. Ms. Francis was Managing Director and Chief Marketing Officer of Internet Capital Group, an e-commerce company, from 2000 through 2001. Ms. Francis also held several positions with General Motors from 1996 through 2000, including serving as General Manager of the Oldsmobile division. Prior to joining General Motors, Ms. Francis was a consultant at Bain & Company. Ms. Francis started her career in marketing at Procter & Gamble. Ms. Francis also formerly served on the Board of Trustees for Dartmouth College. Ms. Francis is a director of AutoNation, Inc., a publicly traded automotive retailer, and a certified Board Governance Fellow with the National Association of Corporate Directors. We believe Ms. Francis’s qualifications to serve on our Board include her experiences as a CEO, experience as an executive with Ford Motor Company and with other large global companies, and her experience in technology, marketing and working for major property and casualty insurance company clients while at Bain & Company.

Ms. Francis is a member of the Compensation Committee. If re-elected, Ms. Francis’s term will expire in 2017.

Joseph R. Ramrath Age: 59 Director since 2004

Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Earlier in his career, Mr. Ramrath was a partner at Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chairman of the Audit Committee. Mr. Ramrath’s term expires in 2018. He is, however, being nominated for re-election at the Annual Meeting for a term expiring in 2019. Since Mr. Ramrath is a nominee whose current term does not otherwise expire at the upcoming Annual Meeting, if he is not elected, then his tendered resignation would not be effective until the end of his current term in 2018.

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Directors Continuing in Office

P. Kevin Condron Age: 70 Director since 2007

Mr. Condron has served as Chairman and CEO of The Granite Group LLC, a plumbing and heating wholesaler, and one of its predecessor companies, since 1972. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is former Chairman of the Board of Trustees at the College of the Holy Cross. We believe Mr. Condron’s qualifications to serve on our Board include his experience as a CEO, his experience on numerous other boards of directors, including TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is Chairman of the Compensation Committee. Mr. Condron’s term expires in 2018.

Cynthia L. Egan Age: 60 Director since 2015

From 2007 until her retirement in 2012, Ms. Egan was President, Retirement Plan Services for T. Rowe Price Group, a global investment management organization. From 1989 to 2007, Ms. Egan held progressively senior positions with Fidelity Investments, a multinational financial services corporation, serving as Executive Vice President, Head of Fidelity Institutional Services Company and President of the Fidelity Charitable Gift Fund. From 2014 to 2015, she was appointed as an advisor to the U.S. Department of Treasury specializing in retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve in 1980, and prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, and of the BlackRock Closed End Funds Complex, a fund complex comprised of 75 closed-end funds. From 2013 to 2016, she was a director of Envestnet, Inc., a publicly traded provider of wealth management software and services. We believe Ms. Egan’s qualifications to serve on our Board include her many years of management experience in the financial services industry at Fidelity and T. Rowe Price and her experience on other public company boards of directors.

Ms. Egan is a member of the Nominating and Corporate Governance Committee. Ms. Egan’s term expires in 2018.

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Daniel T. Henry Age: 66 Director since 2014

Until his retirement, Mr. Henry served as Chief Financial Officer of American Express Company, a global financial services company, from 2007 to 2013. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry is also a director of Groupon, Inc., a publicly traded operator of online local marketplaces, and Veritiv Corporation, a publicly traded company that provides business-to-business distribution solutions. We believe Mr. Henry’s qualifications to serve on our Board include his experience as a CFO at a major financial services company, and his experience on the boards of directors of other publicly traded companies.

Mr. Henry is a member of the Audit Committee. Mr. Henry’s term expires in 2017.

Wendell J. Knox Age: 68 Director since 1999

Until his retirement in 2009, Mr. Knox was President and CEO of Abt Associates, a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates, Inc. and Eastern Bank, a mutually owned commercial bank, and is a trustee of the Natixis and Loomis Sayles Mutual Fund Complex, a fund complex comprised of 42 funds. He also serves on the Advisory Board of Maine Pointe, LLC, a logistics and supply chain management consulting firm. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is member of the Compensation Committee. Mr. Knox’s term expires in 2017.

Harriett “Tee” Taggart Age: 67 Director since 2009

Dr. Taggart currently manages a professional practice, Taggart Associates. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Dr. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Dr. Taggart is a director of Albemarle Corporation, a publicly traded specialty chemical manufacturer, and is a trustee of the Eaton Vance Mutual Fund Complex, a fund complex comprised of 174 funds. She served as a director of The Lubrizol Corporation, a publicly traded specialty chemical manufacturer, from 2007 until its acquisition by Berkshire Hathaway in 2011. Dr. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Dr. Taggart’s qualifications to serve on our Board include her three decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Dr. Taggart is a member of the Nominating and Corporate Governance Committee. Dr. Taggart’s term expires in 2018.

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Director Independence

Under NYSE rules, a member of the Board only qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

The Board has determined that every director and nominee for director is independent under the applicable standards with the exception of Mr. Eppinger, who is the Chief Executive Officer of the Company.

There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Related-Person Transactions

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold for review and approval in our policy is $100,000, which is more stringent than the $120,000 threshold established by the SEC). Pursuant to such policy, any related-person transaction will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is impractical to convene an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) has the authority to approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee may participate in any approval or ratification of a transaction with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person. In evaluating a transaction with a related person, the Audit Committee (or its Chair), shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. The Company and the Board are unaware of any transactions that required approval under this policy in 2015.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary.

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Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two positions.

Additionally, we believe that separating the roles and having an independent Chairman of the Board or a designated lead director is consistent with corporate governance best practices and better supports effective management oversight and risk management. While we believe that these goals can be achieved without necessarily separating the CEO and Chairman of the Board designations, we also take into consideration Mr. Angelini’s demonstrated skill in leading our Board and counseling management.

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the “Independent Presiding Director.” The duties of the Independent Presiding Director are determined by the Board, and include presiding over board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Angelini, the Chairman of the Board, is the Independent Presiding Director. The Board generally convenes in executive session in connection with regularly scheduled Board meetings and at other times as deemed appropriate.

Board Meetings and Attendance

During 2015, there were seven meetings of the full Board of Directors. All of the directors attended at least 75% of the Board and committee meetings in 2015 held while they were members. In addition, all directors are expected to attend the Annual Meeting. All the directors serving at the time were present at last year’s annual meeting.

Board Committees

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee (the “NCGC”). Each committee is composed solely of directors determined by the Board to be independent. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters.” For a printed copy of any committee charter, shareholders should contact the Company’s Corporate Secretary.

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The current members of the committees of the Board are:

Director	Independent	Board Committees
		Committee of Independent Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael P. Angelini (C)	✓	✓
Richard H. Booth	✓	✓	✓
P. Kevin Condron	✓	✓		✓ (Chair)
Cynthia L. Egan	✓	✓			✓
Neal F. Finnegan*	✓	✓			✓ (Chair)
Karen C. Francis	✓	✓		✓
Daniel T. Henry	✓	✓	✓
Wendell J. Knox	✓	✓		✓
Joseph R. Ramrath	✓	✓	✓ (Chair)
Harriett “Tee” Taggart	✓	✓			✓
Number of meetings held in 2015		15	10	6	6
(C)	Denotes the Chairman of the Board; (Chair) denotes the Chairman of the applicable committee.
*	Pursuant to our director retirement policy, Mr. Finnegan is retiring from the Board, effective May 24, 2016.

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the committee is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as appropriate, with respect to establishing performance criteria (goals and objectives) of our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under the NYSE regulations, each committee member participating in approving the CEO’s compensation must also meet the independence requirements under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”) and must meet the independence requirements under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (the “Exchange Act”). The independent members of the Board typically meet in executive session at every scheduled Board meeting and from time-to-time meet informally or by telephonic committee meetings. In 2015, the CID met several times in connection with Mr. Eppinger’s planned retirement from the Company, the search for his successor, and other matters.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Ramrath is an Audit Committee financial expert, as defined by SEC regulations. The Audit Committee is, among other things, responsible for the selection and engagement, compensation, retention, oversight and, when deemed appropriate, termination of the Company’s independent, registered public accounting firm. The committee also has oversight responsibility for the Company’s General Auditor and must approve matters related to the General Auditor’s employment and compensation. The Audit Committee generally meets in executive session separately with representatives of

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PwC, the Company’s independent registered public accounting firm, the Chief Financial Officer, and the General Auditor, following each in-person, regularly scheduled committee meeting.

Among its other responsibilities, as set forth in its charter, the Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors, as well as any reports relating to the integrity of our financial statements, internal financial controls or auditing matters that are reported on our anonymous Alertline. It also reviews the Company’s accounting policies, control systems and compliance with legal and regulatory requirements, as well as the resources of PwC dedicated to or otherwise supporting the Company’s audit. As noted elsewhere, the committee is also responsible for reviewing related-person transactions and assessing the Company’s risk management policies and procedures. The Audit Committee annually reviews and reassesses the adequacy of its charter.

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG. It also provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs. In addition to meeting the independence requirements under the NYSE regulations, each committee member must meet the independence requirements under Section 16 and Section 162(m). Each of the members of the Compensation Committee satisfies the independence requirements of the NYSE rules and applicable SEC and Internal Revenue Code requirements.

Use of Independent Outside Compensation Consultant

In executing its compensation responsibilities, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), to assist it in making compensation decisions and provide related information and advice.

During 2015, F.W. Cook:

•	regularly attended, either in person or telephonically, Compensation Committee meetings;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and developments;
•	provided input to the Compensation Committee and management regarding the selection of peer companies against which to evaluate compensation levels and practices;
•	assisted in the review and design of our director and executive compensation programs; and
•	provided advice with respect to compensation decisions relating to our executive officers.

F.W. Cook was selected by, and reports to, the Compensation Committee. F.W. Cook is not engaged by the Company for any other purpose, and the Compensation Committee reviews all compensation payable to this firm.

Pursuant to its charter, the Compensation Committee may select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE. The Compensation Committee reviewed such factors as it deemed appropriate, including all such factors required by the NYSE listing standards, and is satisfied as to F.W. Cook’s independence from the Company and its management.

Mr. Bullis, our Interim Chief Financial Officer, serves as the Chairman of the compensation committee of another public company that also retained F.W. Cook to assist it in making compensation decisions. Similar to

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the Company, F.W. Cook was engaged directly by that company’s compensation committee. F.W. Cook was not involved in advising the Company with respect to form or amount of any of Mr. Bullis’s compensation, and the Company has determined that there is no conflict of interest with respect to this relationship. Mr. Bullis’s term as a director of that company expires in May 2016, and he has decided not to seek re-election.

Compensation Committee Interlocks and Insider Participation

During 2015, our Compensation Committee consisted of Ms. Francis and Messrs. Condron and Knox. In addition, Robert J. Murray served on the Compensation Committee until his retirement from the Board on May 19, 2015. None of our executive officers serve, or during 2015 did serve, as a member of the board of directors or compensation committee of any company that has one of its executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for election and recommends Board member committee assignments to the full Board.

Consideration of Director Nominees

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the CEO, other executive officers, an outside search firm or other resources. Committee members review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications and background.

Director Qualifications

Members of the Board and nominees for election should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. To maintain a majority of independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet our independence standards. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a formal policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board may also take into consideration factors such as diversity, age and availability to serve. In addition, without the approval of the NCGC, nominees who are CEOs (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. All directors and nominees for election are in compliance with this policy.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chairman. To allow the committee sufficient time to consider a candidate in advance

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of an annual meeting, a shareholder should submit recommendations to the Company’s Corporate Secretary by no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without approval of the Board must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days or more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of THG Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

Communicating with the Board

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts 01653, through the website www.listenupreports.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the website and answers all calls to the toll-free telephone number, and passes the information on to our General Counsel, our General Auditor and the Chairman of the Audit Committee, who in turn transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “About Us-Corporate Governance—Contact the Board.”

Director Compensation

The Compensation Committee (the “Committee”) is responsible for reviewing and advising the Board with respect to the Company’s director compensation practices and programs. In executing such responsibilities, the Committee reviews relevant market data provided by F.W. Cook to assist it in developing compensation recommendations. The market data considered includes analysis of the Comparative Proxy Data Companies (for more information on these companies, please see page 34), general industry survey data from the National Association of Corporate Directors, and a review of recent trends and developments in director pay. The Committee presents its recommendations to the full Board, which, usually at its May meeting, makes its compensation decision for the succeeding year (which begins immediately following the Annual Meeting of Shareholders and runs until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considers competitive pay levels in light of the amount of time that directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board. Additionally, awards to directors under the 2014 Long-Term Incentive Plan must comply with the annual limits provided for under the plan.

For the 2015/2016 Annual Compensation Cycle, the Committee engaged in a review of director compensation, including a review of the market data described above, and based on information provided by

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F.W. Cook and the recommendation of the Committee, the Board adjusted its compensation, as detailed in the table below. In order to better align total compensation with pay levels at Comparative Proxy Data Companies, compensate current Board members for their time and efforts and improve our ability to attract new Board members, the annual Board retainer was increased $20,000 (consisting of a $10,000 increase in the cash component and a $10,000 increase in the stock component), and modest increases were also made to member retainers and to the additional retainers paid to committee chairs. Prior to making these changes, the Board’s compensation had not been adjusted since 2013.

Fees	2015/2016 Annual Compensation Cycle		2014/2015 Annual Compensation Cycle
Annual Director Retainer Stock Component Cash Component	$ $	125,000 85,000	$ $	115,000 75,000

Chairman of the Board Retainer		$100,000		$100,000

Committee Chairperson Retainers NCGC Compensation Audit	$ $ $	10,000 14,000 24,000	$ $ $	9,000 12,500 20,000

Committee Member Annual Retainer NCGC Compensation Audit	$ $ $	5,000 7,000 12,000	$ $ $	4,500 6,250 10,000

The Company reimburses Mr. Angelini’s employer, Bowditch & Dewey, for estimated expenses for administrative support related to his duties as Chairman of the Board. Additionally, the Company’s charitable foundation provides matching contributions to gifts made by directors to qualified charities, up to $5,000 per director per calendar year.

At the election of each director, (i) cash retainers may be converted to Common Stock, and (ii) cash and stock compensation may be deferred pursuant to our non-employee director deferral plan. Deferred cash amounts are accrued in a bookkeeping account that is credited with notional interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (3.04% for 2015, as determined using the November 2014 published rates).

Mr. Eppinger, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

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Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for calendar year 2015.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Michael P. Angelini	185,049	(3)	124,951		5,000	315,000
Richard H. Booth	97,049	(3)	124,951	(3)	5,000	227,000
P. Kevin Condron	106,049	(3)	124,951	(3)	5,000	236,000
Cynthia L. Egan	90,049	(3)	124,951	(3)	5,000	220,000
Neal F. Finnegan	100,049		124,951		5,000	230,000
Karen C. Francis	92,049	(3)	124,951	(3)	5,000	222,000
Daniel T. Henry	97,049		124,951		5,000	227,000
Wendell J. Knox	92,049	(3)	124,951	(3)	5,000	222,000
Joseph R. Ramrath	121,049		124,951		5,000	251,000
Harriett “Tee” Taggart	90,049		124,951		5,000	220,000

(1)	The amounts in this column reflect the grant date fair value of the 2015-2016 annual stock retainer paid in 2015 and computed in accordance with FASB ASC Topic No. 718. Amounts calculated based on the closing price of our Common Stock on the NYSE on the date of grant. To the extent applicable, assumptions used in the calculation of grant date fair value amounts are included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report.

Ms. Francis and Mr. Finnegan, because they elected to convert (and in some cases defer) certain cash retainers to Common Stock, received additional stock awards during 2015. Such awards were in the amounts, and with a grant date fair value, as set forth in the table below. In order to avoid duplicative reporting, since all awards listed in the table below represent converted cash fees (the amount of which has been included in the Fees Earned in Cash column), such amounts are not also included in the Stock Awards column.

Name	Number of Shares	Grant Date Fair Value ($)
Neal F. Finnegan	1,402	100,047
Karen C. Francis	1,289	91,983

None of our non-employee directors held any stock options or other unvested stock-based awards as of December 31, 2015. For information on the share holdings for our directors, please see “Stock Ownership by the Company’s Directors and Executive Officers” on pages 5-6.

(2)	Consists of matching contributions by the Company’s charitable foundation to qualified charitable organizations.
(3)	All or a portion of this amount has been deferred at the election of the director.

Board’s Role in Risk Oversight

The Board of Directors is responsible for assessing major risks facing the Company and reviewing options for their mitigation. Management presentations, business updates and strategic planning discussions with the

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Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks. The Board, directly or through its standing committees, periodically receives reports and presentations from management, including the Company’s Chief Risk Officer, on various matters which, in its view, merit attention from a risk management perspective, such as with respect to counterparty risks, reserves, insured exposure aggregation levels, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, technology and information security, capital considerations, acquisitions, growth plans and matters relating to leadership and succession.

In order to assist the Board in its responsibility to assess major risks, the Audit Committee is responsible for reviewing with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation programs, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation Committee in connection with the committee’s approval of the Company’s executive compensation plans for the upcoming year and are also reviewed by the committee’s independent compensation consultant. The results of the committee’s risk assessment are also provided to the other members of the Board. For additional information, see “Risk Management and Compensation” in the Compensation Discussion and Analysis section on pages 48-49.

The NCGC is charged with, among other things, assessing with the Board risks associated with succession planning.

Director Retirement Policy

It is the policy of the Board that a director submit his or her resignation and retire at the Annual Meeting of Shareholders following his or her attainment of age 72. Notwithstanding the foregoing, by a vote of the Board after completion of an individual director review and assessment process administered by the NCGC, the Board may decline to accept such resignation and (i) with respect to a director who has not served for ten complete annual meeting cycles at the time he or she would otherwise have first been required to retire, such retirement may be deferred for the longer of (X) five additional annual election cycles or (Y) such number of additional terms such that, including terms previously served, the director will not have served in excess of ten complete annual election cycles; and (ii) with respect to a director whose service is not eligible for an extension under clause (i) above, such director’s retirement may be deferred on an annual basis up to the date of the Annual Meeting of Shareholders following his or her attainment of age 75. Any director whose retirement has been deferred in accordance with the foregoing shall again submit his or her resignation, effective at the end of such director’s term, for the Board’s consideration.

In accordance with the director retirement policy, the NCGC has deferred Mr. Angelini’s resignation. If he is re-elected, Mr. Angelini’s resignation will be effective at the end of his new term, which would expire in 2017; he would then be eligible for no more than one additional annual extension, which would expire in 2018. Mr. Finnegan is retiring from the Board, effective May 24, 2016, in accordance with the director retirement policy.

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Code of Conduct

The Company has adopted a Code of Conduct, which is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary. The Company will disclose any future amendments to, or waivers of, provisions of the Code of Conduct for directors and executive officers on its website within four business days following the date of such amendment or waiver.

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ITEM I

ELECTION OF DIRECTORS

The Board currently has eleven members and consists of three classes whose terms end in successive years. There are four nominees for election at the Annual Meeting. In order to comply with our director retirement policy and maintain appropriate balance in the size of each of our director classes, Mr. Angelini and Ms. Francis are each being nominated to serve for a one-year term expiring in 2017 and Mr. Booth and Mr. Ramrath are each being nominated to serve for a three-year term expiring in 2019. Pursuant to our director retirement policy, Mr. Finnegan is retiring from our Board, effective on May 24, 2016.

Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

All of the nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees.

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision. Since Mr. Booth and Mr. Ramrath are nominees whose current terms do not otherwise expire at the upcoming Annual Meeting, their tendered resignations would not be effective until the end of their current terms in 2017 and 2018, respectively.

On September 15, 2015, Mr. Eppinger announced his plans to retire from the Company and resign as president and chief executive officer and as a director, effective on the date his duties are assumed by his successor. As of the date of this Proxy Statement, the Board has not named Mr. Eppinger’s successor. If a successor director has not been appointed prior to the date of the Annual Meeting, then Mr. Eppinger will continue to serve on the Board as a holdover director under Delaware corporate law until his successor is elected and qualified. The Board anticipates electing Mr. Eppinger’s successor to the class of directors whose term expires at the 2019 annual meeting. Such election would be made by the Board pursuant to authority provided to it in the Company’s charter and by-laws and with the intention of balancing out the director classes as required by the charter and the rules of the NYSE. Mr. Eppinger’s service as a director would terminate concomitant with this action.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

The Board recommends a vote FOR each of the director nominees.

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ITEM II

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Each year since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each proposal. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our named executive officers, as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:	That the shareholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).

A substantial percentage of our named executive officers’ compensation is directly tied to stock performance and the attainment of financial and other performance measures that the Board believes promote long-term shareholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of our short- and long-term incentive compensation programs, and the weighting of variable compensation more heavily toward equity awards, are all designed to enable us to attract and retain top talent and align the interests of our executive officers with those of our shareholders, while balancing risk and reward. The Compensation Committee and the Board believe that the design of the programs, and the compensation awarded to the named executive officers under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 29, which discusses in detail how our compensation programs support our compensation philosophy.

Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. We currently intend to hold advisory votes on executive compensation annually. Accordingly, the next such vote will be held at the Company’s 2017 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

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ITEM III

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (“PwC”) has been appointed by the Audit Committee of the Board to serve as the Company’s independent, registered public accounting firm for 2016. Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board is submitting the appointment of PwC as the Company’s independent registered public accounting firm for 2016 to the shareholders for their ratification. The Audit Committee bears the ultimate responsibility for selecting the firm and will make the selection it deems best for the Company and its shareholders. Should the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PwC as the independent, registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

Fees Incurred from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued for the audit and other services provided by PwC for 2015 and 2014:

	2015	2014
Audit Fees (1)	$3,670,368	$3,967,480
Audit-Related Fees (2)	19,500	—
Tax Fees (3)	258,839	389,082
All Other Fees (4)	142,547	41,538

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with statutory or other regulatory filings.
(2)	Audit-related fees consisted primarily of attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.
(3)	Tax fees related to legal entity restructuring.
(4)	Other services included miscellaneous consulting services, purchased software and miscellaneous data analytics.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees greater than or equal to $250,000 must be specifically approved.

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The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by the independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such services and fees are reported to the full Audit Committee at its next regular meeting. During 2015, the Audit Committee pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above. The Audit Committee reviews and considers aggregate fees for all audit-related and non-audit services compared to the overall audit fee in assessing the independence of PwC.

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Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent, registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence from the Company, pursuant to applicable requirements of the PCAOB, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2015 is compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company.

Responsibility and Oversight

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. PricewaterhouseCoopers LLP, as our independent, registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In performing their oversight responsibility, the members of the Audit Committee rely, without independent verification of the information provided to them, on the representations made by management and PricewaterhouseCoopers LLP.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, on February 19, 2016, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2015.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 19, 2016

AUDIT COMMITTEE

Joseph R. Ramrath, Chair

Richard H. Booth

Daniel T. Henry

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for reviewing and establishing our executive compensation programs. More specifically, the Committee is responsible for approving the compensation for our executive officers, including those identified in the Summary Compensation Table on page 52 (our “named executive officers,” or “NEOs”), subject, in the case of our CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation of our NEOs, the same general compensation principles and practices apply to all of our executive officers.

Note Regarding Chief Financial Officer - On October 17, 2015, our Chief Financial Officer, David B. Greenfield, passed away. Mr. Eppinger served as acting Chief Financial Officer for a short period of time. Shortly after Mr. Greenfield’s death, Eugene M. Bullis, our former Chief Financial Officer who retired in 2010, agreed to temporarily re-join the Company as Interim Chief Financial Officer while we conduct our search for a permanent replacement. Given the temporary nature and unexpected circumstances surrounding Mr. Bullis’s assignment, the rationale behind his compensation package differs from that of our other NEOs. Accordingly, the discussion regarding his compensation is contained exclusively in the section entitled “Interim Chief Financial Officer Pay Decisions” set forth below. When otherwise discussing the compensation of our NEOs throughout this CD&A, we will include the compensation and pay decisions made with respect to Mr. Greenfield. We believe that this approach will provide our shareholders with a more representative view of our pay programs with respect to our executive team.

Note Regarding Non-GAAP Financial Measures - The discussion of our results in this CD&A includes a discussion of our operating income, ex-cat operating income, and net premium written excluding the impact of the transfer of Chaucer’s U.K. motor division. Each of these financial measures is a non-GAAP financial measure. Reconciliations to the closest GAAP measure and/or an explanation of how we calculate these measures are contained in Appendix B to this Proxy Statement, and is incorporated herein by reference.

Executive Summary and Overview

Fiscal 2015 Highlights

Building on the momentum we established during the past several years, 2015 proved to be another excellent year for the Company with strong contributions from virtually every component of our business. Highlights include:

•	Net Income - net income of $331.5 million, a 17.6% increase from 2014;
•	Operating Income - pre-tax operating income of $465.6 million, a 14.6% increase from 2014, and the highest level achieved in our history for the third consecutive year;
•	Ex-Cat Operating Income - ex-cat operating income of $646.9 million, a 2.8% increase from 2014;
•	Net Premium Written - excluding the impact from the transfer of Chaucer’s U.K. motor division (as described below), approximately 2.5% increase in net premium written from 2014;
•	Stock Performance - Common Stock share price appreciated 14.0% from 2014;
•	Return to Shareholders - increased our quarterly dividend by 12.2% to $0.46 per share, and repurchased approximately 1.6 million shares of Common Stock for approximately $127.3 million;

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•	Book Value - book value per share increased 2.1% from 2014;
•	Ratings Agency Upgrade - financial strength rating upgraded to “A” by Standard & Poor’s;
•	Industry Recognition - recognized by Forbes as one of “America’s Most Trustworthy Financial Companies” and “America’s Best Employers”; and
•	Strategic Objectives - executed on several major strategic priorities, as discussed under “2015 Executive STIP” below.

2015 Pay Decisions

During 2015, we maintained our commitment to “pay for performance”, continuing to emphasize variable performance-based compensation over fixed pay, and further aligning our compensation programs with evolving best practices. To that end, during 2015:

•	base salaries for our NEOs, as a group, increased only 2.3%;
•	total target compensation for our NEOs, as a group, remained substantially unchanged;
•

variable compensation opportunity for our NEOs, collectively, represents nearly three-quarters of their total target compensation package, approximately 60% of which was in the form of long-term equity-based compensation tied to stock performance (see “2015 NEO Pay Mix” below);

•

having overall equaled or exceeded our objectives established for 2015 under our short-term incentive plan, payments to our NEOs, as a group, excluding Mr. Stuchbery, whose short-term incentive plan payment is based upon Chaucer Holdings Limited’s (“Chaucer”) results, under this plan were paid at 102% of target; and

•

reflecting our strong stock price performance (110% increase over the three-year measurement period) and dividend yield, our performance-based restricted stock units (“PBRSUs”) for the performance period of 2013-2015 were earned at 150% of target.

Additionally, our compensation decisions reflect, in part, the overwhelming support our shareholders have expressed by approving our “say on pay” proposals. In each year since we began holding an annual “say on pay” vote, more than 95% of the shares cast on these proposals have been voted in favor of our executive pay programs and practices.

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2015 NEO Pay Mix

The following charts represent the 2015 pay mix (assuming achievement at target levels) for our NEOs, expressed as a percentage of total target compensation opportunity for the year (for comparison purposes, these amounts exclude year-over-year change in pension values). Amounts have been calculated using the same methodology as in the Summary Compensation Table.

Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation program is to ensure that a meaningful relationship exists between the compensation earned by our executives and the overall success of our organization. This objective, however, must also be weighed against other important considerations, such as the importance of rewarding individual achievement, recognizing the longer-term value of achieving strategic and operating objectives, attracting and retaining key executives and maintaining stability in our organization. The Committee also gives consideration to events or circumstances that we have limited ability to manage, such as unusual weather-related losses and catastrophes. In an effort to achieve these objectives, we design our executive compensation program to include what we believe is an appropriate mix of fixed versus variable compensation elements.

Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised nearly three-quarters of our NEOs’ total target annual compensation opportunity, nearly two-thirds of which has been in the form of long-term equity awards tied to stock price performance. We believe tying such a large portion of our NEOs’ target compensation opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance and has resulted in a meaningful relationship between our performance over the period and pay actually earned and realized by our executives.

To demonstrate the relationship between pay and performance, compensation consultants and proxy advisory firms have promoted the use of various “realized,” “realizable” or “earned” pay formula analyses. We believe such an analysis is useful and may serve as a valuable tool to measure the effectiveness of our compensation program design, but recognize that no standard definition of “realized,” “realizable” or “earned” pay has emerged, and each variation utilized by consultants and proxy advisory firms has significant flaws or

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limitations. Accordingly, rather than devise and illustrate alternative formulaic measures, we believe an examination of salary levels and variable compensation earnings over the past three years sufficiently demonstrates the connection between our overall performance and the amounts earned by our NEOs.

By many measures, the past three years have represented the most successful three-year period in our Company’s history. During this period, we achieved three consecutive years of record operating income, our stock price appreciated 110%, our annual dividends paid per share increased over 24% ($1.36 per share in 2013 to $1.69 per share in 2015), and we returned over $427.1 million to shareholders in the form of stock buy-backs and dividend payments. Moreover, we significantly strengthened our balance sheet and continued to diversify our business across product lines and geographies. We believe that our compensation programs over this period appropriately rewarded our executives for the exceptional value generated for our shareholders.

•	Base salaries for our NEOs as a group increased on average only 2.6% per year during the 2013-2015 period;
•

Consistent with our financial performance during the period, short-term incentive compensation awards for our NEOs, as a group*, were paid at approximately 126%, 101% and 102% of target, for 2013, 2014 and 2015 respectively;

•	PBRSUs aligned with our performance as follows:
o	PBRSUs granted in 2011 for the three-year performance period ended December 31, 2013 vested at 75.1% of target (one-half of which vested in each of 2014 and 2015), reflecting improved results, but performance that did not otherwise meet internal expectations.
o	PBRSUs granted in 2012 for the three-year performance period ended December 31, 2014 vested at 150% of target (one-half of which vested in each of 2015 and 2016), reflecting significant improvement in all aspects of our business, strong earnings and substantial stock price appreciation (104% over the period).
o	PBRSUs granted in 2013 for the three-year performance period ended December 31, 2015 vested at 150% of target, reflecting continued strong earnings and continued substantial stock price appreciation (110% over the period); and
•

There is a strong link between pay and performance with respect to our option awards. Because all our option awards have an exercise price equal to the fair market value of our Common Stock on the date of grant, the long-term value of these awards is entirely dependent upon Common Stock price appreciation. For those options that vested during the three-year period ended on December 31, 2015 (grants made from 2009-2014), such exercise prices ranged from $34.19 to $57.99. With our strong performance over the same period, our stock price increased significantly and closed at $81.34 on December 31, 2015, leading to increased value for our shareholders, as well as for our NEOs. However, had our performance not improved appreciably during that period or otherwise during the remainder of the exercise period, these options would have limited or no value.

*Excludes compensation data with respect to Mr. Stuchbery because his compensation is more directly linked to the performance of the Chaucer business unit.

Other Significant Compensation Practices

✓	Vesting - our long-term equity incentives, including performance-based incentives, generally vest over a period of three years to ensure that our executives maintain a long-term view of shareholder value creation and to encourage retention;
✓	Clawback Policy - we maintain a clawback policy under which NEOs are required, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing;

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✓	Limited Perquisites - we limit the perquisites provided to our executives;
✓	Prohibition on Pledging/Hedging - executives and directors are prohibited from pledging any of their THG shares or hedging their exposure to ownership of, or interests in, our stock and from engaging in speculative transactions with respect to our stock;
✓	Stock Ownership Guidelines - we require our executives to maintain substantial levels of ownership of our stock to ensure that their interests are effectively aligned with those of our shareholders (see “Stock Ownership Guidelines for Named Executive Officers and Directors” beginning on page 6);
✓	Contractual Protections for the Company - every executive is subject to non-solicitation, non-interference and confidentiality agreements which extend one year or more beyond termination of employment;
✓	No Dividend Equivalent Rights - time- and performance-based restricted stock units and options do not carry dividend equivalent rights;
✓	No Re-pricing of Stock Option Grants - we have never re-priced stock option grants;
✓	Limited Tax Gross-Ups - new participants in the Employment Continuity Plan (the change in control or “CIC Plan”) are not entitled to receive any “280G tax gross-up” payments; and
✓	“Double Trigger” for Change in Control Benefits - our CIC Plan and our long-term award agreements each contain “double trigger” provisions that generally require an involuntary or constructive termination of employment in connection with a change in control as a condition to receiving change in control benefits.

In summary, Mr. Eppinger’s compensation and that of our other NEOs generally has been significantly affected by our performance and, with respect to long-term awards, our stock price. The Committee continues to grant target compensation at levels which it believes are appropriate in light of current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on our financial performance and stock price appreciation.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our continued success;
•	balance risk and reward and maintain a relationship between overall performance and compensation;
•	motivate executives to achieve our financial and business objectives; and
•	align the long-term interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives, and the entire compensation package is designed to align with our business strategy and be reasonably competitive in the marketplace. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total targeted compensation is in the form of long-term, equity-based awards, which are subject to substantial vesting requirements and the value of which are dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs, the Committee is advised by its independent compensation consultant, F.W. Cook, as explained in greater detail in the Corporate Governance section

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beginning on page 9. F.W. Cook provides information as to compensation levels for comparable positions at other companies that compete with us for executive talent. For 2015, this data was prepared based upon the publicly disclosed proxy materials of the group of property and casualty insurance companies listed below (the “Comparative Proxy Data”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (data collected from 54 property and casualty insurance companies having a median direct premiums written of $2.6 billion) (the “Comparative Market Data”). The companies included in the group providing the Comparative Proxy Data were determined by the Committee based upon the recommendation of F.W. Cook and remain unchanged from the group used in 2014, with the exception of the removal of Tower Group International, Ltd, which was acquired in 2014.

Comparative Proxy Data Companies

• Alleghany Corporation	• Selective Insurance Group, Inc.
• American Financial Group, Inc.	• State Auto Financial Corporation
• Cincinnati Financial Corporation	• The Chubb Corporation
• CNA Financial Corporation	• The Hartford Financial Services Group, Inc.
• HCC Insurance Holdings, Inc.	• The Progressive Corporation
• Markel Corporation	• White Mountains Insurance Group, LTD
• Mercury General Corporation	• W.R. Berkley Corporation
• Old Republic International Corporation	• XL Group plc

The Committee reviews the Comparative Proxy Data and the Comparative Market Data, including information on base pay levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels, as well as comparative financial metrics such as direct premium written, market capitalization, and net income. While the Committee believes the Comparative Proxy Data and the Comparative Market Data are useful, such data is intended solely to serve as one of several reference points to assist the Committee in its compensation discussions and deliberations. Accordingly, rather than relying on or setting benchmarks for our executive compensation against such data, the Committee instead relies on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that we have achieved in recruiting and retaining personnel.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chairman of the Board (who is an independent director, but not a Committee member), in addition to a representative of F.W. Cook. Each generally participates in these meetings and provides counsel and advice at the Committee’s request. Other independent directors also attend meetings from time to time. In addition, the Committee regularly meets in executive sessions without members of management present. An executive is not permitted to be present while the Committee conducts its deliberations on that executive’s compensation.

Following a process that was established by the Nominating and Corporate Governance Committee (the “NCGC”) and the Board, our independent Chairman of the Board leads an annual performance review of the CEO. This review has historically included personal interviews with members of management and independent directors, and a review of the CEO’s self-assessment and our performance. The results of this performance evaluation are reviewed and discussed by the CID. Preliminary or final results of this review process help form the basis for establishing the CEO’s annual compensation package, although the process was less formal at 2015 year-end in light of Mr. Eppinger’s pending resignation. The CID has final authority to ratify the compensation of our CEO.

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For compensation decisions regarding NEOs (other than the CEO), the Committee primarily considers the recommendations of our CEO, as well as its own observations regarding each executive and information provided by F.W. Cook.

Principal Components of Executive Compensation

Annual Base Salary

Annual salary is designed to provide a fixed level of compensation to our NEOs based on their roles, skills, qualifications and competitive pay levels, as well as to retain their services. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of total target compensation than the short- and long-term incentive opportunities described below.

2015 Base Salary

NEO	2015 Base Salary ($)	% Change
Frederick H. Eppinger	1,000,000	—
Robert A. Stuchbery*	576,045	1.8
David B. Greenfield	600,000	2.6
J. Kendall Huber	500,000	5.3
John C. Roche	460,000	4.5

* Mr. Stuchbery’s base salary was increased from £370,000 to £376,500 for 2015 (1.8%). The decrease in value indicated in the Summary Compensation Table on page 52 is the result of changes in foreign exchange rates. Please see the note regarding currency exchange rates on page 52.

In each case, the 2015 base salary adjustments were deemed warranted in light of the expertise and experience of the NEO, the breadth of his responsibilities and competitive compensation trends.

Short-Term Incentive Compensation

Our short-term incentive compensation programs are annual performance-based bonus programs intended to provide cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual salary, as set forth in the table below, based on each NEO’s role and overall pay package. Specifically, these programs are designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;

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•	achievement of annual operating business goals and strategic priorities that are linked to overall corporate financial results and other business priorities; and
•	demonstration of our core leadership competencies (i.e., integrity, teamwork, accountability, commitment to winning and meritocracy).

For 2015, we maintained two separate short-term incentive plans for our NEOs: the 2015 Executive Short-Term Incentive Compensation Program (“2015 Executive STIP”) for our NEOs other than Mr. Stuchbery, and the 2015 Chaucer Annual Bonus Scheme (the “2015 Chaucer STIP”) for Mr. Stuchbery.

2015 Short-Term Incentive Compensation Target Awards

NEO	Target Award as % of Base Salary
Frederick H. Eppinger	140%
Robert A. Stuchbery	100%
David B. Greenfield	90%
J. Kendall Huber	75%
John C. Roche	65%

Potential awards for our NEOs ranged from 0% to a maximum of 200% of target based upon the attainment of certain pre-determined goals and the considerations set forth in greater detail below. In light of Mr. Eppinger’s performance and the fact that his base salary and target bonus had not been increased for over three years, the Committee increased Mr. Eppinger’s target award from 120% of base salary to 140% of base salary for 2015.

2015 Executive STIP

The 2015 Executive STIP is intended to comply with the “qualified performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code and thereby, to the extent it so qualifies, enable bonuses paid to our NEOs under it to be treated as tax deductible by the Company. The 2015 Executive STIP was established by the Committee pursuant to the shareholder-approved 2014 Executive Short-Term Incentive Compensation Plan. Under the 2015 Executive STIP, a maximum funding pool for annual awards (“Maximum Funding Pool”) is determined in accordance with the level of achievement of a pre-determined performance metric. For 2015, the Maximum Funding Pool for awards to our NEOs was set at 2% of 2015 pre-tax operating income (adjusted to exclude interest expense and the impact of catastrophes) (“ex-Cat Operating Income”) and the maximum award payable under the 2015 Executive STIP to each NEO was as follows:

NEO	Maximum Award
Eppinger	Lesser of (i) 30% of Maximum Funding Pool, or (ii) 200% of target award
Greenfield, Huber and Roche	Lesser of (i) 17.5% of Maximum Funding Pool, or (ii) 200% of target award

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The Committee has discretion, subject to the maximum amounts described above, to determine the individual bonus amount to be paid to each NEO. The Committee does not intend for the Maximum Funding Pool to represent an expectation as to the amounts to be paid to the NEO. Rather, an individual NEO’s actual award under the 2015 Executive STIP is determined with respect to:

•	the NEO’s target award;
•	the funding level achieved under our Leadership Short-Term Incentive Compensation Program (the “Annual Bonus Plan”), as discussed below;
•	our financial performance and success in achieving other financial, operating and strategic goals;
•	historical compensation awards; and
•	the executive’s overall performance and contribution.

For 2015, the maximum funding available for NEOs under the plan was $5.2 million. Because the maximum funding level under the plan produced a larger funding pool than was necessary for awarding bonuses consistent with the Committee’s objectives, the Committee awarded less than the maximum amount available to be awarded under the plan.

In determining the individual awards for our NEOs, for 2015, the Committee primarily considered:

•	the funding level achieved under the Annual Bonus Plan for other senior executives; and
•	each NEO’s overall individual performance.

Each of these is described below.

The funding level achieved under the Annual Bonus Plan. The Annual Bonus Plan is a performance-based bonus program that provides incentive cash compensation opportunities to key domestic officers and employees, excluding our NEOs. For 2015, potential funding under the Annual Bonus Plan ranged from 0% to a maximum of 200% of target based on the following three performance components: (i) as-reported operating income (pre-tax and excluding interest on debt) (“Operating Income”); (ii) ex-Cat Operating Income; and (iii) the strategic objectives discussed below. The Committee chose this combination of performance metrics because these are the primary measures by which the Board evaluates our financial and operating performance. Achievement of these performance metrics is expected to enhance our stock value and shareholder returns in both the short- and long-run. However, the Committee retains the discretion to increase or decrease the funding pool and individual awards based upon any factor it deems appropriate. Set forth below are the Operating Income and ex-Cat Operating Income levels required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Operating Income (in millions)	Ex-Cat Operating Income (in millions)
Threshold (50% Funding)	$310	$475
Target	$445 - $485	$680 - $720
Maximum	$630	$935

The minimum levels of Operating Income and ex-Cat Operating Income required to achieve target funding levels were increased by $55.0 million (14.1%) and $55.0 million (8.8%), respectively, over the prior year. This was to reflect the Company’s increased earnings power, favorable pricing trends and our desire to set goals, that while reasonably obtainable, represent a legitimate and meaningful challenge to the organization.

During 2015, Operating Income was $465.6 million ($59.4 million more than in the prior year), and ex-Cat Operating Income was $646.9 million ($17.7 million more than in the prior year). Accordingly, these two funding components of the program were achieved at 100% and 95% of target, respectively.

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In addition to the financial metrics discussed above, for 2015, the following strategic objectives were considered:

Strategic Objective	Measure of Achievement
• capture pricing opportunities and improve financial position and prospects

•     see “Fiscal 2015 Highlights” beginning on page 29

•     domestic pricing increases fundamentally on plan and above loss costs

•     successful transfer of Chaucer’s U.K. motor business

•     increased investment income before taxes despite lower invested assets related to the transfer of Chaucer’s U.K. motor business and declining yields on fixed maturities

•     improvement in combined ratio

• improve succession planning and employee development	• substantially improved leadership succession capabilities throughout the organization
• improve financial strength rating	• financial strength rating upgraded to “A” by Standard & Poor’s
• enhance technology platforms	• completed six major technology releases • established Global Information Security Office to provide greater focus and resources to enterprise data security

The Committee determined that the strategic objectives had been achieved in full and, based upon consideration of each of the three metrics, determined to fund the Annual Bonus Plan for senior officers at approximately 100% of target. This funding level was the primary reference point for determining individual NEO awards under the 2015 Executive STIP since the Committee intends that the percentage of target paid to NEOs generally be comparable to the percentage paid to senior officer participants under the Annual Bonus Plan.

NEO’s overall individual performance. An important factor in determining the level of payment to our NEOs is the Committee’s evaluation of each NEO’s overall performance within his area of responsibility. Set forth below are various contributions and accomplishments considered by the Committee in its evaluation of the overall performance of each NEO.

Frederick H. Eppinger

•	see “Fiscal 2015 Highlights” beginning on page 29; and
•	demonstrated continued commitment, dedication and effectiveness during leadership transition.

David B. Greenfield

•	led an effective corporate finance and financial reporting group;
•	strengthened external relations activities, including rating agency evaluation, leading to a financial strength rating upgrade to “A” by Standard & Poor’s;
•	continued to enhance financial planning, reporting and analysis in support of achievement of business plans; and
•	continued progress towards development of appropriate and active expense management culture.

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J. Kendall Huber

•	managed our legal and compliance organization within budget and headcount expectations, and supported various regulatory, compliance, legal and related matters;
•	assisted with respect to various disputed matters, including litigation, tax and other matters;
•	provided advice to the Board and management in connection with leadership transition and other issues;
•	supported various Government Affairs activities and strengthened our overall compliance function; and
•	assisted management and the Board with respect to various human resources, corporate, investor relations and corporate finance issues.

John C. Roche

•	successfully led business insurance lines of business and field operations;
•	achieved planned profitability and growth goals associated with business insurance unit; and
•	achieved deeper and broader targeted agency penetration through improved execution of local market planning.

In recognition of our performance and each individual NEO’s individual performance, the 2015 Executive STIP awards were as follows:

NEO	Award ($)
Frederick H. Eppinger	1,400,000
David B. Greenfield	450,000*
J. Kendall Huber	395,000
John C. Roche	340,000

* Represents payment at 100% of target pro-rated to reflect the portion of the year prior to his death.

2015 Chaucer STIP

The 2015 Chaucer STIP is an annual performance-based bonus program that provides incentive cash compensation opportunities to key officers and employees of Chaucer, including Mr. Stuchbery. The Committee elected to adopt a separate plan for Chaucer employees because Chaucer is, for the most part, operated and evaluated as a separate entity. In addition, in order to attract and retain talent, we must offer pay and incentive programs competitive with the London and Lloyd’s markets.

For 2015, potential funding under the 2015 Chaucer STIP ranged from 0% to a maximum of 200% of target based on Chaucer’s post-tax return on allocated capital (a return on allocated capital calculation obtained by dividing Chaucer’s adjusted after-tax operating income by Chaucer’s allocated capital) (“Chaucer ROAC”). The Committee chose the Chaucer ROAC performance metric because it believes it is a good measure for evaluating relative performance, is consistent with our strategic goals and philosophy, and is generally consistent with Chaucer’s historical pay practices. Set forth below are the performance levels generally required to obtain threshold, target and maximum funding levels for this plan.

Funding Level	2015 Chaucer ROAC
Threshold (25% Funding)	6.5%
Target	14.0%
Maximum	24.0%

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Once the overall plan funding level has been determined, each participant’s actual payment under the plan is determined according to the following formula: 25% of the funding pool is distributed pro rata to participants based upon their pre-determined individual target awards, and the remaining 75% of the funding pool is distributed to participants based upon individual performance. Each participant’s total award is paid in two equal tranches: the first tranche to be paid in April 2016 and, provided the participant remains employed by Chaucer through such date, the second tranche is to be paid in January 2017. This tiered payment plan is consistent with Chaucer’s historical pay practices and is designed to serve as a retention tool. However, the Committee retains the discretion to increase or decrease the funding pool and/or Mr. Stuchbery’s individual award, based upon any factors it deems appropriate.

Originally, the metric for the 2015 Chaucer STIP was based upon a post-tax return on equity calculation. However, when making its final funding decisions with respect to the program and Mr. Stuchbery, the Committee modified the performance metric (and made a modest corresponding adjustment to the performance scale), increasing funding by approximately 7%, because it concluded that utilizing a performance metric of return on allocated capital better aligns with internal corporate allocation methodology used to measure returns for each of our business units.

For 2015, the Chaucer ROAC was achieved at a level that permitted plan funding at approximately 145% of target. Mr. Stuchbery’s total award under the program was $831,661 (£543,569). Chief among the factors considered by the Committee in determining Mr. Stuchbery’s award were:

•	exceeded planned profitability targets associated with the Chaucer segment;
•	led successful transfer of U.K motor business; and
•	provided continued leadership and support during management transition.

Due to his planned retirement, Mr. Stuchbery’s entire 2015 bonus will be paid in 2016, instead of over 2016 and 2017.

Additionally, the Committee established a separate compensation pool in connection with the successful transfer of Chaucer’s U.K. motor division in June 2015. A portion of this pool was awarded to Mr. Stuchbery ($105,148 (£68,724)).

Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve long-, as well as short-term goals, invest in our future and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining our NEOs’ award opportunities under the long-term program include:

•	the importance of the NEO’s responsibilities within the organization;
•	the expected contributions of each NEO to our long-term performance;
•	the expense attributable to the award;
•	the dilutive impact to shareholders;
•	recruitment and retention considerations;
•	awards made to other executive officers;

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•	competitive pay data;
•	expectations based on historical compensation; and
•	the projected value of prior grants and vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to certain non-solicitation, non-interference and confidentiality provisions in our favor.

2015 Long-Term Awards

For each of our domestic executive officers other than Mr. Eppinger, the Committee granted a combination of PBRSUs, time-based restricted stock units (“TBRSUs”) and stock options. To reinforce the connection between the CEO’s long-term award and THG’s overall performance, Mr. Eppinger did not receive any TBRSUs. Instead, Mr. Eppinger’s awards consisted solely of stock options and PBRSUs. With respect to Mr. Stuchbery, he was provided a cash award, as described below.

The mix of awards for our NEOs is intended to provide a balanced portfolio of equity awards and was chosen to motivate long-term stock appreciation through the achievement of operating goals, while encouraging retention. Long-term awards serve to align management’s financial incentives with longer-term, sustained growth in our stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in our well-being and prosperity.

For each of our NEOs, other than Mr. Stuchbery, the target value of his 2015 long-term award was materially consistent with awards granted in prior years.

2015 Long-Term Awards (Number of Shares Underlying Awards)

NEO	PBRSUs (target)	TBRSUs	Options
Frederick H. Eppinger	25,500	—	125,000
David B. Greenfield	4,100	4,100	39,600
J. Kendall Huber	2,300	2,300	22,300
John C. Roche	2,250	2,250	21,600

Description of 2015 Performance-Based Restricted Stock Units

PBRSUs:

•

are earned only to the extent that our three-year (2015-2017) total shareholder return as compared to the companies that comprise the PBRSU Comparison Group set forth below (“Relative Total Shareholder Return” or “RTSR”) places our performance above a certain percentile;

•	may be achieved between 0% and 150% of the target award, based upon the level of RTSR achieved; and
•	are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, PBRSUs vest on the third anniversary of the grant date).

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The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR (2015-2017)	Percentage of Target Award Achieved†
≥ 75.0th %tile	150%
62.5th %tile	125%
50.0th %tile	100%
37.5th %tile	75%
25.0th %tile	50%
<25.0th %tile	0%

†

In the event that our total shareholder return is negative for the period, payout is capped at target even if our RTSR is above the 50th percentile. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

PBRSU Comparison Group

• ACE Limited	• Old Republic International Corporation
• Allied World Assurance Company Holdings, AG	• OneBeacon Insurance Group Ltd.
• American Financial Group, Inc.	• ProAssurance Corporation
• American International Group Inc.	• RLI Corp.
• Argo Group International Holdings Ltd.	• Safety Insurance Group, Inc.
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Donegal Group Inc.	• The Allstate Corporation
• EMC Insurance Group Inc.	• The Chubb Corporation
• Employers Holdings, Inc.	• The Hartford Financial Services Group, Inc.
• HCC Insurance Holdings, Inc.	• The Navigators Group, Inc.
• Horace Mann Educators Corporation	• The Progressive Corporation
• Infinity Property and Casualty Corporation	• The Travelers Companies, Inc.
• Kemper Corporation	• United Fire Group Inc.
• Markel Corporation	• W.R. Berkley Corporation
• Meadowbrook Insurance Group, Inc.	• XL Group plc
• Mercury General Corporation

For 2015, we changed our group of PBRSU comparison companies from the group of companies that comprised the INSPC Index (an index of 62 publicly traded property and casualty companies published by Barron’s/Tickerspy) to the above PBRSU Comparison Group, because the INSPC Index is no longer maintained. We chose the 33 companies listed above because we believe these companies are most representative of the companies against which we compete for business. By contrast, although most of the companies that comprise our Comparative Proxy Data Companies are also included in this list, that group of companies was specifically chosen because it is representative of the companies against which we compete for executive talent.

The Committee chose RTSR as the performance metric with respect to PBRSUs to further align our NEOs’ interests with those of our shareholders, to encourage long-term share price performance and to include a metric which explicitly measures our performance against other public companies in our industry.

PBRSUs do not carry dividend or dividend equivalency rights.

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Description of Time-Based Restricted Stock Units

TBRSUs will vest on the third anniversary of the grant date and convert into an equivalent number of shares of Common Stock, in each case, generally subject to the executive remaining employed by us through the applicable vesting date. The principal purpose of the awards is to encourage executive retention.

TBRSUs do not carry dividend or dividend equivalency rights.

Description of Stock Options

Each option has a ten-year term and, provided the NEO remains employed by us through such dates, vests as to one-third of the shares on each of the first three anniversaries of the grant date. Stock options directly align a portion of total compensation with our stock performance since they become valuable only if and to the extent the share price increases over a longer period of time after the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention.

Stuchbery 2015 Long-Term Award

In light of Mr. Stuchbery’s anticipated retirement from the Company, in lieu of his ordinary long-term equity award, the Committee elected to grant him a cash incentive award for 2015. The target value of such award was $172,890 (£113,000) and was designed to represent approximately one third of the value he otherwise would have received were his award to vest over the standard three-year period. Such award is payable on May 31, 2016 to the extent both Mr. Stuchbery and Chaucer perform in accordance with the Committee’s expectations and he remains employed by the Company through May 31, 2016. The Committee determined that both Mr. Stuchbery and the Chaucer business unit’s performance during 2015 met or exceeded expectations. Accordingly, provided Mr. Stuchbery remains employed by Chaucer through such date, he will be paid such award, at target.

Prior Plan Year Long-Term Award Pay-Outs

As previously reported in our 2015 Proxy Statement, during 2015, the final 50% of the stock options, PBRSUs and TBRSUs granted in 2011, the initial 50% of the stock options, PBRSUs and TBRSUs granted in 2012, and one-third of the stock options granted in 2013 and 2014, vested. Additionally, Mr. Stuchbery’s 2013 TBRSUs and PBRSUs vested. For additional information regarding vesting of awards in 2015, please see “Option Exercises and Stock Vested in 2015” on page 60.

During the first quarter of 2016:

•	the final 50% of the stock options, PBRSUs and TBRSUs granted in 2012 vested;
•	the PBRSUs (earned at 150% of target award level) and TBRSUs granted in 2013 vested;
•	one-third of the stock options granted in each of 2013, 2014 and 2015 vested; and
•	Mr. Stuchbery’s 2014 TBRSUs and PBRSUs vested (one-half of such PBRSUs vested at 134% of target award level, and the remainder vested at 150% of target award level).

Management Transition Arrangements

Frederick H. Eppinger Resignation

As previously disclosed, in September, Mr. Eppinger announced his plans to retire from the Company and resign effective upon the appointment of his successor. In connection with the Board’s acceptance of Mr. Eppinger’s resignation, as well as his willingness to provide transition services as an employee of the Company, it was agreed that he (i) would continue to be paid at his current level of compensation through

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December 31, 2015; (ii) will be entitled to receive a base salary of $500,000 for his services to the Company from the period January 1, 2016 through June 30, 2016; (iii) remained eligible to earn his 2015 annual bonus in the ordinary course consistent with past practices; and (iv) will remain entitled to vest in the ordinary course in any equity-based awards held by him in accordance with the terms of such awards.

In light of his services to date and anticipated through the effective date of his resignation, at its February 2016 meeting, the Committee agreed that Mr. Eppinger will also be eligible to receive a short-term incentive award for his service as CEO during 2016. The amount, if any, and timing of such award, will be determined by the Committee in its sole discretion based upon both his and the Company’s performance during his remaining tenure as our CEO. Given his impending resignation, Mr. Eppinger was not granted any long-term awards in 2016.

The amount and mix of compensation for Mr. Eppinger during our transition to a new CEO was designed to reward Mr. Eppinger for his service to the Company, and ensure management stability during the transition.

Interim Chief Financial Officer Pay Decisions

In connection with his appointment as Interim Chief Financial Officer and agreement to remain with the Company through May 13, 2016 (the “Term Date”), the Company and Mr. Bullis entered into an Offer Letter dated October 26, 2015 and a Restricted Stock Agreement dated October 27, 2015, the material terms of which are as follows:

•

Mr. Bullis’s base salary will be payable in biweekly installments of $50,000. Unless Mr. Bullis is sooner terminated for cause, for “good reason” (defined as the inability or failure, for whatever reason, including disability or death, to perform his duties and responsibilities) or resigns, he will be entitled to his base salary through the Term Date;

•

Mr. Bullis was paid a one-time sign-on bonus in the amount of $75,000. This bonus is non-refundable unless Mr. Bullis is terminated for cause, for “good reason” (as defined above) or resigns prior to the Term Date. In such an event, Mr. Bullis will be required to refund the unearned, pro-rated portion of such bonus;

•

Mr. Bullis was granted 1,222 restricted shares. Unless Mr. Bullis is sooner terminated for cause, for “good reason” (as defined above) or resigns, such restricted shares will vest and no longer be subject to forfeiture on the Term Date. In any event, however, Mr. Bullis will be prohibited from transferring the shares until January 1, 2017; and

•	Mr. Bullis will be eligible to participate in the Company’s benefit programs in accordance with their respective terms.

The amount and mix of compensation for Mr. Bullis was designed by the Committee to incentivize Mr. Bullis to come out of retirement for a limited period of time to devote his services to the Company in a time of transition and to retain him while we pursue a permanent CFO.

David B. Greenfield Compensation Arrangement

In appreciation of his contributions to the Company, the Committee took the following actions with respect to David B. Greenfield, the Company’s former Executive Vice President and Chief Financial Officer, who passed away suddenly on October 17, 2015:

•	according to the terms of all of Mr. Greenfield’s outstanding, but unvested Company stock option awards, upon his death each such unvested option was automatically forfeited and returned to the

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Company for no consideration. In light of the fact that Mr. Greenfield had a portion of such options scheduled to vest in the first quarter of 2016 and accordingly had substantially completed the service requirement for the vesting of such options, the Company made a payment to Mr. Greenfield in the amount of $1,814,895. This amount represented the in-the-money value of the stock options that were scheduled to vest during the first quarter of 2016, pro-rated through October 17, 2015 and based upon the Company’s stock price as reported at the closing of trading on the NYSE on the first business day following the date Mr. Greenfield passed away;

•	Mr. Greenfield was awarded a pro-rated short-term incentive compensation payment as discussed above;
•	The Company reimbursed the employer subsidy portion of COBRA premiums for his family through December 31, 2015 ($2,715 value); and
•	the Company will continue to pay for certain financial planning services through April 2016 ($5,905 value).

In addition, pursuant to the terms of his outstanding equity awards, upon his death he was entitled to a pro-rated vesting of all restricted stock unit (“RSU”) awards. For more information see footnote 3 to the “Option Exercises and Stock Vested in 2015” table on page 60 and footnotes 13, 14, 15 and 16 to the “Outstanding Equity Awards at Fiscal Year-End 2015” table on page 58.

Robert Stuchbery Retirement Letter

In connection with Mr. Stuchbery’s retirement from the Company, Mr. Stuchbery and the Company entered in a letter agreement dated March 24, 2016, the material terms of which are as follows:

•	Mr. Stuchbery will continue in his current role through May 31, 2016 (his “Separation Date”);
•	Mr. Stuchbery’s bonus under the 2015 Chaucer STIP will be paid in the amount of $831,661 (£543,569), all of which will be paid in a single lump sum in April 2016;
•	Mr. Stuchbery will be paid an additional discretionary bonus associated with the 2015 transfer of Chaucer’s U.K. motor business in the amount of $105,148 (£68,724);
•	on or about his Separation Date, Mr. Stuchbery will be paid his 2015 long-term cash incentive award in the amount of $172,890 (£113,000); and
•	Mr. Stuchbery will be subject to confidentiality provisions and, for a period of one year following his Separation Date, non-solicitation, non-interference and limited non-competition restrictions.

Other Compensation and Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, our tax-qualified retirement plans, our 2014 Employee Stock Purchase Plan and the Chaucer Share Incentive Plan, in each case on the same basis as other employees in their applicable jurisdiction. In addition, certain of our senior employees, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides additional Company contributions comparable to the benefits which are available to U.S. employees generally under our 401(k) Plan (see page 62 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2015 plan year, the plan provided eligible employees, including each of our NEOs, other than Mr. Stuchbery, a 6%

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employer contribution on total eligible compensation (generally, salary and annual short-term incentive compensation, up to target) in excess of federal limits (contingent upon maximum employee contributions to the 401(k) Plan). Such contributions are deferred and credited with interest, compounded annually, based on the GATT rate. The amount of total compensation eligible for an employer contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($265,000 for 2015).

We adopted this plan to ensure that U.S. employees eligible to participate in the plan are entitled to employer contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws applicable to the 401(k) Plan, and to be consistent with common market practices. This plan applies equally to all eligible employees who have eligible compensation in excess of federal limits. The plan does not provide for additional employee contributions.

Though the annual employer contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2016, since such contributions were made with respect to compensation paid in 2015, the Summary Compensation Table (see page 52), and Non-Qualified Retirement Savings Plan Table (see page 63) reflect such 2016 payments. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the corporate perquisites made available to our NEOs. The Committee believes corporate perquisites should represent a relatively small component of a NEO’s compensation package. In 2015, perquisites offered to our NEOs were comprised primarily of (i) financial planning services, and (ii) matching contributions to eligible tax-qualified charitable organizations.

We provide financial planning services to each of our NEOs to minimize distractions and help ensure appropriate focus on his Company responsibilities. For the financial planning services, we paid an annual retainer to a third-party service provider of $27,040 for the program and an annual fee ranging from $10,815 to $15,030 for each participating executive. The annual fee is treated as taxable income to the participating executives.

Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship. Separately, we encourage our executives to actively participate on boards of directors or in other capacities with local non-profit organizations.

For more information regarding perquisites, please see the Summary Compensation Table on page 52.

Amended and Restated Employment Continuity Plan

The purposes of the CIC Plan are to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide job loss protection comparable to the protection provided by competing organizations; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect us and our shareholders, who might be affected adversely if management were to be distracted, or were to depart, in the event a change in control transaction were to be

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rumored or considered. The CIC Plan provides benefits, including cash payments and continuation of health and other benefits, in the event of a change in control. These benefits are intended to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations. The CIC Plan requires a double-trigger (a change in control and termination without cause or resignation for good cause) before benefits are payable, and new participants are not eligible for tax gross-ups related to the special excise tax that may be imposed on such payments. Mr. Eppinger relinquished any benefits under the CIC Plan in connection with his announced retirement from the Company.

Severance/Retention Agreements

Eppinger Offer Letter

Pursuant to Mr. Eppinger’s offer letter dated August 14, 2003, as amended, in the event his employment is involuntarily terminated (other than for cause or in the event of a change in control), Mr. Eppinger will receive a lump sum payment equal to his base salary and target short-term incentive compensation award. This provision was included in Mr. Eppinger’s 2003 offer letter to encourage him to join the Company. As a condition to Mr. Eppinger’s employment and eligibility to receive the severance payments under his offer letter, Mr. Eppinger agreed to certain non-disclosure, non-hire and non-competition provisions. Mr. Eppinger can require that we waive the non-competition provisions by electing not to receive severance payments otherwise due.

Mr. Eppinger is not expected to receive any benefits under this letter due to his pending retirement from the Company.

Stuchbery Services Agreement

Prior to our acquisition of Chaucer, Chaucer and Mr. Stuchbery entered into a Services Agreement, which was subsequently restated, the material terms of which are as set forth below and remain in effect:

•	Mr. Stuchbery shall serve as President of International Operations with an annual base salary of not less than £376,500 ($576,045);
•

Mr. Stuchbery is entitled to participate in the Chaucer Pension Plan, and although such plan may be amended or terminated by Chaucer, Mr. Stuchbery will be entitled to pension benefits no less favorable than those set forth in such plan;

•	Mr. Stuchbery is entitled to other benefits that are available to Chaucer employees generally, including, without limitation, life insurance, paid vacation, and medical and disability insurance;
•

in the event Mr. Stuchbery’s employment is terminated, other than under certain enumerated circumstances (generally, acts of misconduct or disability), Mr. Stuchbery is entitled to one year’s base salary plus benefits; and

•

Mr. Stuchbery agreed that during his term of employment and for up to one year following termination, to be subject to certain non-solicitation, cooperation, non-interference and confidentiality provisions.

Mr. Stuchbery is not expected to receive further benefits under this agreement following his expected retirement from the Company on May 31, 2016.

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Leadership Transition Severance Arrangements

In order to ensure the continued focus, undivided attention and service to the Company during our transition to a new Chief Executive Officer, in February 2016, the Committee approved severance arrangements for each domestic executive officer of the Company (excluding Messrs. Eppinger and Bullis), including Messrs. Huber and Roche, the material terms of which are set forth below.

In the event the executive (i) is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s compensation, material and adverse change to the executive’s role and responsibility, or a requirement that the executive relocate), in either case prior to September 1, 2017, the executive will be entitled to a lump sum cash severance payment equal to a pre-established multiple of his or her annual base salary. The amount of the severance award is designed to approximate one year’s cash compensation. For Mr. Huber, his multiple is 1.75x base salary, and for Mr. Roche, his multiple is 1.65x base salary.

As a condition to receiving such severance, the executive will be required to enter into a separation agreement upon terms and conditions acceptable to the Company.

For a more in-depth discussion of our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 64.

Chaucer Board Fee

Mr. Greenfield received a $24,312 payment from Chaucer to compensate him for his service on Chaucer’s board of directors. This payment compensated Mr. Greenfield for the increased responsibilities associated with service on Chaucer’s board.

Risk Management and Compensation

The Committee endeavors to ensure that our compensation programs and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee comprised of a cross-section of our officers conducts a review and risk assessment of our material incentive compensation plans. This assessment is reviewed by the Committee in conjunction with its review and approval of the compensation programs for the upcoming year, and by the Committee’s independent compensation consultant. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline;
•	investment income projections included in our operating income financial plans are based upon a prudent investment strategy;
•	a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods;
•

the funding formula and metrics for our short-term incentive programs establish only the formulaic funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO). Accordingly, notwithstanding funding levels, in the event an individual does not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO), has the discretion to reduce or eliminate the participant’s award;

The Hanover Insurance Group, Inc. 2016 Proxy Statement	48

•	we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside actuaries, outside auditors (PwC) and the Audit Committee;
•

we have a history of exercising reasonable judgment in establishing our reinsurance programs, which is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	executives’ individual goals are reviewed by the Committee each year and are directed at longer-term priorities;
•

we maintain a clawback policy under which our NEOs are required, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing; and

•	our most senior executives, including our NEOs, are subject to our executive stock ownership guidelines.

In addition to the various factors mitigating risk discussed above, it is also important to emphasize that each of our compensation programs is developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and operating priorities, is reviewed and approved by the full Board of Directors. Accordingly, the independent Board is provided the opportunity to make its own assessment of the risks presented by the financial plan and to require that management implement appropriate changes to ensure that we are not taking imprudent risks that may have a material adverse impact on financial performance.

Based on these factors and the analysis presented by management, the Committee determined that our compensation programs for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the Committee makes its annual executive compensation decisions. The date of this meeting usually is set well in advance and is not chosen to coincide with the release of material non-public information.

Equity awards made to executive officers, including each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to other employees, the Committee approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO based on recommendations from other members of management pursuant to the Company’s long-term awards program.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain an employee and must be approved by the Committee for any executive officer. No NEO (other than Mr. Bullis who re-joined the Company in October) received an off-cycle award during 2015.

The Committee does not have any programs, plans or practices of timing awards in coordination with the release of material non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock, as reported on the NYSE on the date of grant.

Stock Ownership Guidelines and Policies Against Hedging or Pledging Shares

In order to further align the interests of our NEOs with those of our shareholders and to encourage such officers to operate in the best long–term interests of the Company, each NEO is subject to the Stock Ownership

The Hanover Insurance Group, Inc. 2016 Proxy Statement	49

Guidelines set forth on page 6. As of the date of this Proxy Statement, each of our NEOs, other than Mr. Bullis, who is serving on a temporary basis as our Interim Chief Financial Officer, and Mr. Stuchbery, who is retiring from the Company in May 2016 (as described above), is in compliance with such guidelines.

We have adopted a policy that prohibits directors and executive officers from pledging their shares or entering into hedging transactions involving our stock.

Tax Implications

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. However, compensation that qualifies as “performance-based compensation” is not subject to this limitation on deductibility. Performance-based compensation generally includes only payments that are contingent upon the achievement of pre-established performance objectives, and excludes any fixed or guaranteed payments.

The Committee considers the impact of the deductibility rules in developing and administering our compensation programs. However, this consideration is balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. Accordingly, since our compensation objectives are not always consistent with the requirements for full deductibility, we have entered, and may in the future enter, into compensation arrangements under which payments are not deductible under Section 162(m).

The Hanover Insurance Group, Inc. 2016 Proxy Statement	50

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2016 Proxy Statement

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2016 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 14, 2016

Members of the Compensation Committee:

P. Kevin Condron, Chair

Karen C. Francis

Wendell J. Knox

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	51

Note Regarding Currency – Any amounts set forth in the tables below, or otherwise disclosed herein, that are paid or accrued in U.K. Pounds Sterling (“GBP”), have been converted into U.S. Dollars (“USD”) using the average exchange rate in effect for the period disclosed (1.56 USD/GBP for 2013; 1.65 USD/GBP for 2014; and 1.53 USD/GBP for 2015).

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)(3)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Frederick H. Eppinger	2015	1,000,000	—		1,519,800		1,213,399		1,400,000		—	87,556	5,220,755
President and CEO	2014	1,000,000	—		1,742,820		1,209,236		1,200,000		1,562	79,955	5,233,573
	2013	1,000,000	—		1,580,420		1,075,888		1,500,000		—	80,900	5,237,208

Eugene M. Bullis	2015	245,000	75,000	(6)	100,008	(7)	—		—		—	5,000	425,008
EVP and Interim CFO

Robert A. Stuchbery	2015	573,559	105,148	(8)	5,448		—		831,661		—	20,383	1,536,199
President International Operations and Deputy Chairman of Chaucer	2014	610,500	1,155,000		442,041		—		811,965	(9)	1,402,080	—	4,421,586
	2013	577,200	1,092,000		450,491		—		738,816	(9)	636,480	—	3,494,987

J. Kendall Huber	2015	494,231	—		298,632		216,472		395,000		1,803	66,844	1,472,982
EVP and General Counsel	2014	468,077	—		319,788		214,975		375,000		7,463	64,010	1,449,313
	2013	445,000	—		315,300		201,729		425,000		—	50,200	1,437,229
John C. Roche	2015	455,385	—		292,140		209,675		340,000		—	64,807	1,362,007
EVP, President, Business Insurance and Field Operations

Former Officer (10)
David B. Greenfield	2015	481,154	—		532,344	(11)	384,404	(12)	450,000		—	1,918,627	3,766,529
Former EVP and Chief Financial Officer	2014	579,231	—		571,050	(11)	376,207	(12)	526,500		—	110,503	2,163,491
	2013	555,385	—		571,744	(11)	365,035	(12)	645,000		—	92,923	2,230,087

(1)	The amounts in these columns reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.
(2)

Amounts in this column include the grant date fair value of awards of restricted stock units (TBRSUs and PBRSUs) granted during the applicable year, disregarding the effect of estimated forfeitures. PBRSUs are reported at target. Set forth in the table below is the grant date fair value at target and both the grant date fair value assuming the threshold and the maximum payment level is achieved for the PBRSUs. No shares

The Hanover Insurance Group, Inc. 2016 Proxy Statement	52

will be earned pursuant to the PBRSUs if the Company does not achieve specified levels of performance. Mr. Bullis’s award was solely in the form of restricted stock, see footnote 7 below. Mr. Eppinger’s awards consist solely of PBRSUs, and Mr. Stuchbery did not receive an award of RSUs in 2015.

Name	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above)($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)
Frederick H. Eppinger	2015	379,950	1,519,800	2,279,700
	2014	435,705	1,742,820	2,614,230
	2013	395,105	1,580,420	2,370,630

Robert A. Stuchbery	2015	—	—	—
	2014	77,166	308,664	541,283
	2013	77,993	311,971	546,032

J. Kendall Huber	2015	34,270	137,080	205,620
	2014	39,354	157,416	236,124
	2013	38,991	155,963	233,944

John C. Roche	2015	33,525	134,100	201,150

Former Officer
David B. Greenfield	2015	61,090	244,360	366,540
	2014	70,275	281,100	421,650
	2013	70,703	282,812	424,218

(3)	With respect to Mr. Stuchbery, amounts also include the grant date fair value of matching shares awarded under the Chaucer Share Incentive Plan (the “Chaucer SIP”). The Chaucer SIP permits qualifying employees of Chaucer and its subsidiaries to purchase shares of our Common Stock on a tax-advantaged basis. The Chaucer SIP is only available to U.K. resident taxpayers.
(4)	Due primarily to an increase in the discount rate, for 2015 Mr. Eppinger’s present value of accumulated benefits in the pension plan decreased by $10. In 2015, Mr. Stuchbery’s present value of accumulated benefits decreased by $2,326,267 as a result of his election to transfer a portion of his benefits upon retirement from the plan and decreased $561,120 due to changes in foreign exchange rates. These decreases were partially offset by an increase of $558,210 in his benefits due to accretion and inflation. For 2013, as a result of an increase in the discount rate, (i) Mr. Eppinger’s present value of accumulated benefits in the pension plan decreased by $540, and (ii) Mr. Huber’s present value of accumulated benefits in the pension plan and excess pension plan, together, decreased by $939.

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(5)	For 2015, the amounts shown in this column consist of the following:

Company Contributions to 401(k) and Non-Qualified Retirement Savings Plans, COBRA Reimbursement / Chaucer Board Stipend, and Cash Allowance in lieu of Pension Contributions

	All Other Compensation (Excluding Perquisites and Stock Option Death Benefit)
Name	Company Contributions to Defined Contribution Plan($)	Company Contributions to Non-Qualified Retirement Savings Plan($)	COBRA Reimbursement / Stipend for Service on the Chaucer Board of Directors($)		Cash Allowance in lieu of Pension Contributions($)
Frederick H. Eppinger	15,900	44,100	—		—
Eugene M. Bullis	—	—	—		—
Robert A. Stuchbery	—	—	—		13,498
J. Kendall Huber	15,900	35,129	—		—
John C. Roche	15,900	28,583	—		—

Former Officer
David B. Greenfield	15,900	44,100	27,027	*	—

*	Includes $24,312 stipend for service on the Chaucer Board and $2,715 Company reimbursement of the employer subsidy portion of COBRA premiums through December 31, 2015.

Perquisites

Name	Perquisites
	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Tax Reimbursement ($)*
Frederick H. Eppinger	15,030	5,000	7,526	—
Eugene M. Bullis	—	5,000	—	—
Robert A. Stuchbery	6,885	—	—	—
J. Kendall Huber	10,815	5,000	—	—
John C. Roche	10,815	—	9,026	483

Former Officer
David B. Greenfield	14,498	—	2,207	—

*	Reimbursements for spousal travel and associated taxes relate solely to certain agent conferences and company events where spousal attendance was expected.

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Stock Option Death Benefit

Former Officer	Payment in lieu of Options Scheduled to Vest in the First Quarter of 2016 ($)
David B. Greenfield	1,814,895	*

*	Amount represents the in-the-money value of the stock options that were scheduled to vest during the first quarter of 2016, pro-rated through October 17, 2015 and based upon the Company’s stock price as reported at the closing of trading on the NYSE on the first business day following the date Mr. Greenfield passed away.

(6)	One-time sign-on bonus paid on October 27, 2015. This bonus is non-refundable unless Mr. Bullis is terminated for cause, for “good reason” (defined as the inability or failure, for whatever reason, including disability or death, to perform his duties and responsibilities) or resigns prior to May 13, 2016. In such an event, Mr. Bullis will be required to refund the unearned, pro-rated portion of such bonus.
(7)	Amount is the grant date fair value of the grant of 1,222 restricted shares. Unless Mr. Bullis is sooner terminated for cause, for “good reason” (see definition of “good reason” in footnote 6 above) or resigns, such restricted shares will vest and no longer be subject to forfeiture on May 13, 2016. These shares, which include dividend and voting rights, are subject to a restriction on transfer until January 1, 2017.
(8)	Bonus related to the transfer of Chaucer’s U.K. motor division in 2015. The full amount of this award will be paid in 2016.
(9)	One-half of the award was paid in April of the following year and January of the subsequent year. The full amount of the annual bonus is reported in this column.
(10)	Mr. Greenfield served as the Company’s Executive Vice President and Chief Financial Officer until his passing on October 17, 2015.
(11)	According to the terms of Mr. Greenfield’s outstanding, but unvested TBRSU awards, upon his death, a pro-rated portion of such unvested TBRSUs vested automatically, and the remainder of the awards were forfeited (see the “Option Exercises and Stock Vested in 2015” table on page 60 for more information). According to the terms of Mr. Greenfield’s outstanding, but unvested PBRSU awards, upon his death, a pro-rated portion of such unvested PBRSUs will vest only if the Company achieves certain performance goals, and the remainder of the awards will be forfeited.
(12)	According to the terms of Mr. Greenfield’s outstanding, but unvested Company stock option awards, upon his death each such unvested option was automatically forfeited and returned to the Company for no consideration, but see footnote 5 above.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	55

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2015. Except as otherwise indicated, all equity awards were granted pursuant to the 2014 Long-Term Incentive Plan (the “2014 Plan”). Where the footnotes indicate a vesting date, except as otherwise indicated, in order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO must remain continuously employed by the Company (except in the case of a change in control, or the NEO’s death or disability) through such vesting date.

Grants of Plan-Based Awards in 2015

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)
Frederick H. Eppinger	2/26/15	(3)	—	1,400,000	2,800,000
	2/26/15	(4)				6,375	25,500	38,250				1,519,800
	2/26/15	(5)								125,000	70.24	1,213,399
Eugene M. Bullis	10/27/15	(6)							1,222			100,008
Robert A. Stuchbery	2/26/15	(7)	144,011	576,045	1,152,090
	2/26/15	(8)	—	172,890	—
	Various	(9)							72			5,448
J. Kendall Huber	2/26/15	(3)	—	375,000	750,000
	2/26/15	(4)				575	2,300	3,450				137,080
	2/26/15	(10)							2,300			161,552
	2/26/15	(5)								22,300	70.24	216,472
John C. Roche	2/26/15	(3)	—	299,000	598,000
	2/26/15	(4)				563	2,250	3,375				134,100
	2/26/15	(10)							2,250			158,040
	2/26/15	(5)								21,600	70.24	209,675

Former Officer
David B. Greenfield	2/26/15	(3)	—	540,000	1,080,000
	2/26/15	(4)(11)				1,025	4,100	6,150				244,360
	2/26/15	(10)(12)							4,100			287,984
	2/26/15	(5)(13)								39,600	70.24	384,404

(1)	Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid, subject to the Compensation Committee’s discretion.
(2)	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest.

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(3)	Award under the 2015 Executive STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 35 for more information). On March 11, 2016, these awards were paid to the NEOs in the following amounts: Mr. Eppinger, $1,400,000; Mr. Huber, $395,000; Mr. Roche, $340,000; and to Mr. Greenfield’s estate, $450,000.
(4)	Grant of PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 40 for more information). PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the years 2015-2017.
(5)	The securities underlying the options granted are shares of Common Stock. The options granted vest in three equal, annual installments commencing on the first anniversary of the grant date. All options have a ten-year term. The exercise price of the options equals the closing price per share of Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 40 for more information.
(6)	Grant of 1,222 restricted shares. Unless Mr. Bullis is sooner terminated for cause, for “good reason” (see definition of “good reason” in footnote 6 on page 55) or resigns, such restricted shares will vest and no longer be subject to forfeiture on May 13, 2016. These shares are subject to a restriction on transfer until January 1, 2017.
(7)	Award under the 2015 Chaucer Annual Bonus Plan (see section entitled “Short-Term Incentive Compensation—2015 Chaucer STIP” in the CD&A beginning on page 39 for more information). Mr. Stuchbery was awarded $831,661 pursuant to this program.
(8)	Cash performance award that is scheduled to vest on May 31, 2016, provided Mr. Stuchbery remains employed by the Company on that date and certain individual performance goals are achieved. Mr. Stuchbery was awarded $172,890 (£113,000) (the target payout) pursuant to the program (see section entitled “Stuchbery 2015 Long-Term Award” in the CD&A on page 43 for more information).
(9)	Grants of matching shares under the Chaucer SIP. Subject to certain exceptions, such shares are subject to a three-year vesting requirement.
(10)	Grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 40 for more information). For each NEO who received an award, the TBRSUs vest in full on the third anniversary of the date of grant.
(11)	According to the terms of Mr. Greenfield’s outstanding, but unvested PBRSU awards, upon his death, a pro-rated portion of such unvested PBRSUs will vest only if the Company achieves certain performance goals, and the remainder of the awards will be forfeited.
(12)	According to the terms of Mr. Greenfield’s outstanding, but unvested TBRSU awards, upon his death, a pro-rated portion of such unvested TBRSUs vested automatically, and the remainder of the awards were forfeited.
(13)	According to the terms of Mr. Greenfield’s outstanding, but unvested Company stock option awards, upon his death, each such unvested option was automatically forfeited for no consideration. However, the Committee made a cash award to Mr. Greenfield’s estate in lieu of a portion of the option value that was forfeited. See “Management Transition Arrangements—David B. Greenfield Compensation Arrangement” beginning on page 44 of the CD&A.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for our NEOs regarding outstanding equity awards held as of December 31, 2015. All awards granted prior to May 20, 2014 were issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) and, except as otherwise indicated, all awards granted after May 19, 2014 were issued pursuant to the 2014 Plan. Where the footnotes indicate a vesting date, except as otherwise indicated, in order for such awards to vest and be paid to the NEO, in addition to satisfying the applicable performance metrics, if any, the NEO must remain continuously employed by the Company (except in the case of a change in control, or the NEO’s death or disability) through such vesting date.

Outstanding Equity Awards at Fiscal Year-End 2015

	Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Frederick H. Eppinger	1/20/12	—	60,000	36.81	1/20/22		1/20/12	33,750	(3)	2,745,225
	2/26/13	—	46,667	42.49	2/26/23		2/26/13				57,000	(4)	4,636,380
	2/19/14	—	90,000	57.99	2/19/24		2/19/14				31,000	(5)	2,521,540
	2/27/15	—	125,000	70.24	2/27/25		2/27/15				25,500	(6)	2,074,170

Eugene M. Bullis							10/27/15	1,222	(7)	99,397

Robert A. Stuchbery							2/19/14	2,300	(8)	187,082	4,050	(5)	329,427
							2/19/14				3,618	(9)	294,288
							Various	256	(10)	20,823

J. Kendall Huber	1/20/12	11,250	11,250	36.81	1/20/22		1/20/12	3,375	(3)	274,523
	2/26/13	17,500	8,750	42.49	2/26/23		1/20/12	2,250	(11)	183,015
	2/19/14	8,000	16,000	57.99	2/19/24		2/26/13	3,750	(12)	305,025	5,625	(4)	457,538
	2/27/15	—	22,300	70.24	2/27/25		2/19/14	2,800	(12)	227,752	2,800	(5)	227,752
							2/27/15	2,300	(12)	187,082	2,300	(6)	187,082
John C. Roche	2/26/10	12,500	—	42.15	2/26/20		1/20/12	1,875	(3)	152,513
	2/28/11	12,500	—	46.47	2/28/21		2/26/13	2,950	(12)	239,953	4,425	(4)	359,930
	1/20/12	8,000	8,000	36.81	1/20/22		2/19/14	2,400	(12)	195,216	2,400	(5)	195,216
	2/26/13	13,666	6,834	42.49	2/26/23		2/27/15	2,250	(12)	183,015	2,250	(6)	183,015
	2/19/14	7,000	14,000	57.99	2/19/24
	2/27/15	—	21,600	70.24	2/27/25
Former Officer
David B. Greenfield	12/15/10	22,500	—	47.41	10/17/16	(13)	2/26/13				8,971	(14)	729,701
	1/20/12	22,500	—	36.81	10/17/16	(13)	2/19/14				2,760	(15)	224,498
	2/26/13	31,666	—	42.49	10/17/16	(13)	2/27/15				867	(16)	70,522
	2/19/14	14,000	—	57.99	10/17/16	(13)

(1)	Options granted in (i) 2010-2012 vest over four years (0%/0%/50%/50%), and (ii) 2013-2015 vest over three years in three equal annual installments, in each case on the anniversary of the grant date.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	58

(2)	Based on a value of $81.34 per share, which was the closing price per share of our Common Stock on the NYSE on December 31, 2015.
(3)	PBRSUs granted in 2012. These awards vested at 150% of the target award on January 20, 2015, and 50% of the earned award was settled on the same date. The remaining 50% of the award, reflected in the table, vested and settled on January 20, 2016.
(4)

PBRSUs vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2013-2015. The actual award that is delivered may be as low as 0% and as high as 150% of the target award based upon the actual level of shareholder return achieved. For the 2013-2015 period, the Company’s relative total shareholder return ranked it in the 96th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects the maximum of 150% of the target award value. The award was settled and shares were delivered to the holders on February 26, 2016.

(5)

For each NEO, other than Mr. Stuchbery, the PBRSUs vest on the third anniversary of the date of grant if the Company achieves a specified relative total shareholder return for the years 2014-2016. For Mr. Stuchbery, the PBRSUs vest on the second anniversary of the date of grant if the Company achieves a specified relative total shareholder return for the years 2014-2015. The actual award that is delivered may be as low as 0% and as high as 150% of the target award based upon the actual level of shareholder return achieved. For the 2014-2015 period, the Company’s relative total shareholder return ranked it in the 91st percentile against its pre-determined peer group. Accordingly, the award shown in the table for Mr. Stuchbery reflects the maximum of 150% of the target award value, and such award vested and was settled in February 2016 at 150% of the target award. For all other NEOs, the award shown in the table is the target award.

(6)	For each NEO who received this award, the PBRSUs vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2015-2017. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table based upon the actual level of shareholder return achieved.
(7)	Grant of restricted shares. Unless Mr. Bullis is sooner terminated for cause, for “good reason” (see definition of “good reason” in footnote 6 on page 55) or resigns, such restricted shares will vest and no longer be subject to forfeiture on May 13, 2016. These shares are subject to a restriction on transfer until January 1, 2017.
(8)	These TBRSUs settled and shares were delivered on February 19, 2016.
(9)	Provided Chaucer achieves a specified two-year average post-tax return on equity (ROE) for the years 2014-2015, the PBRSUs will vest on the second anniversary of the grant date. The actual PBRSU award that is delivered may be as low as 0% or as high as 200% of the target award shown in the table, based upon the average post-tax ROE actually achieved. Mr. Stuchbery’s PBRSU award vested and was settled at 134% of the target award (as shown in the table) on February 19, 2016.
(10)	Grants of matching shares under the Chaucer SIP. Shares issued prior to May 19, 2014 were issued pursuant to the 2006 Plan. Subject to certain exceptions, such shares are subject to a three-year vesting requirement.
(11)	TBRSUs that vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The remaining 50% of the award, reflected in the table, vested and settled on January 20, 2016.
(12)	TBRSUs that vest in full on the third anniversary of the date of grant.
(13)	Pursuant to the terms of the option award agreement, the option may be exercised in the one-year period following Mr. Greenfield’s death.
(14)

Represents the pro-rated portion of the PBRSU award. The PBRSUs vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2013-2015. The actual award that is delivered may be as low as 0% and as high as 150% of the target award based

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upon the actual level of shareholder return achieved. For the 2013-2015 period, the Company’s relative total shareholder return ranked it in the 96th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects the maximum of 150% of the target award value. The award was settled and shares were delivered on February 26, 2016.

(15)	Represents the pro-rated portion of the PBRSU award at target. The PBRSUs vest on the third anniversary of the date of grant if the Company achieves a specified relative total shareholder return for the years 2014-2016. The actual award that is delivered may be as low as 0% and as high as 150% of the target award based upon the actual level of shareholder return achieved.
(16)	Represents the pro-rated portion of the PBRSU award at target. The PBRSUs vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2015-2017. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table based upon the actual level of shareholder return achieved.

Option Exercises and Stock Vested in 2015

The following table sets forth information for our NEOs regarding the value realized during 2015 pursuant to (i) option exercises, and/or (ii) shares acquired upon vesting of previously granted stock awards.

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Frederick H. Eppinger	693,333	(2)	27,619,086	(2)	45,132	3,151,301
Eugene M. Bullis	—		—		—	—
Robert A. Stuchbery	—		—		13,739	974,235
J. Kendall Huber	20,000		711,878		7,814	545,765
John C. Roche	4,513		163,570		5,018	367,993

Former Officer	Option Awards				Stock Awards
David B. Greenfield (3)	—		—		29,677	2,267,725

(1)	Number of shares acquired upon vesting multiplied by the fair market value of THG’s Common Stock on the vesting date.
(2)	Mr. Eppinger “net exercised” the 693,333 options. Accordingly, a total of 519,280 shares were withheld by the Company to satisfy the exercise price and taxes associated with the exercises, resulting in a net issuance of 174,053 shares to Mr. Eppinger.
(3)	Amounts for Mr. Greenfield include 11,910 shares acquired upon the regularly scheduled vesting of prior awards in 2015, as well as 17,767 TBRSUs that vested by their terms and were pro-rated through Mr. Greenfield’s death on October 17, 2015.

Pension and Retirement Benefits

Cash Balance and Excess Benefit Plan

Effective December 31, 2004, benefits under the Company’s funded, tax-qualified, noncontributory defined benefit pension plan (the “Cash Balance Plan”) and associated non-qualified excess benefit plan (the “Excess

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Benefit Plan”) were frozen and annual allocations to participant bookkeeping accounts were discontinued. Although future annual allocations were discontinued, interest based on the GATT rate continues to be credited to participant bookkeeping accounts.

Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate bookkeeping account established for each participant. Similarly, each year the Excess Benefit Plan was in effect, the Company provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to federal limitations, and the maximum amount that may be allocated to the participant’s Cash Balance Plan bookkeeping account under federal tax laws.

Messrs. Eppinger and Huber are fully vested in the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans following termination of employment as either a one-time lump sum or as an annuity. Because they joined the Company after the plans were frozen, Messrs. Bullis, Stuchbery, Greenfield and Roche will receive no benefits under the Cash Balance Plan or Excess Benefit Plan.

Chaucer Pension Plan

Chaucer operates a pension plan in the United Kingdom (the “Chaucer Pension Plan”) that is comprised of both a (i) funded defined benefit, based on final pensionable salary, and (ii) defined contributions. Independent trustees hold and control the funds of the plan. Chaucer closed the defined benefit portion to new participants after establishing the defined contribution portion in 2001. The Chaucer Pension Plan defined benefit formula is based upon a percentage of each participant’s “final pensionable salary” (as determined by plan rules up to certain limits) multiplied by his or her years of credited service, to a maximum of 40 years.

Participants in the defined benefit portion, including Mr. Stuchbery, earn years of service towards vesting and early retirement eligibility. The current normal retirement age for the defined benefit portion is 65; however, Mr. Stuchbery, like other similarly situated participants, is eligible to take an unreduced early retirement pension (for a portion of his benefits) at age 60. Participants may elect to receive benefits earned under the defined benefits section as either a pension or, subject to certain limits, a cash lump sum and reduced pension. During 2015, Mr. Stuchbery reached the lifetime allowance for pension contributions, which is the maximum that can be contributed into a U.K. pension scheme without incurring a tax liability. Like all other Chaucer employees who have reached their maximum lifetime allowance, once this threshold is reached, Chaucer makes payments in lieu of pension contributions, and these payments in lieu of pension contributions for Mr. Stuchbery are disclosed in the Summary Compensation Table on page 52. Mr. Stuchbery has never participated in the defined contribution portion of the Chaucer Pension Plan.

In accordance with provisions of the Chaucer Pension Plan, Mr. Stuchbery elected to receive early retirement benefits, commencing on October 31, 2015. At that time, he elected to transfer a portion of his benefits out of the Chaucer Pension Plan and take his remaining benefits as annual pension payments, reduced for early retirement. The partial transfer out of the Chaucer Pension Plan was paid during December 2015. Although Mr. Stuchbery is still employed by the Company, he ceased accruing benefits in the Chaucer Pension Plan on October 31, 2015.

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Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Frederick H. Eppinger	Cash Balance Plan	N/A	15,459	(1)	—

Robert A. Stuchbery	Chaucer Pension Plan	32.9	5,386,223	(2)	2,326,267

J. Kendall Huber	Cash Balance Plan	N/A	57,237	(1)	—
	Excess Benefit Plan	N/A	37,843	(1)	—

(1)	The results shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on US GAAP assumptions as disclosed in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Annual Report. Other assumptions used in the calculations are based on applicable SEC regulations. In particular, participants are assumed to elect a lump sum payment when they commence benefits at age 65, which is the normal retirement age defined in both the Cash Balance Plan and the Excess Benefit Plan. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to age 65.
(2)	The results shown represent the value of the early retirement benefit payable from the Chaucer Pension Plan at December 31, 2015 and exclude the benefits included in the partial transfer out, which was paid in December 2015. The primary assumptions used in the calculations are based on the US GAAP assumptions, as disclosed in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Annual Report. Other assumptions used in the calculations include a post-commencement life expectancy assumption based upon 105% and 85% of the SAPS combined pensioner light Mortality Table for the employee and his assumed spouse, respectively, adjusted for possible future improvements in mortality. The assumption for future price inflation is that the Retail Prices Index will increase at 3.40% per annum. This inflation assumption is used to determine the expected annual future increases that will be applied to Mr. Stuchbery’s pension balance during the payment period. In addition to years of service with Chaucer, the Chaucer Pension Plan also includes, as credited service to the plan, such service associated with any previous employment. Mr. Stuchbery was a participant of a former plan, for which the Chaucer Pension Plan received a transfer of cash and/or assets attributable to his participation in that plan. Mr. Stuchbery’s Credited Years of Service include 11 years and two months related to prior employment. The Present Value of Accumulated Benefit associated with this prior employment and included in the above amount is $2,293,470.

401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2015, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred to the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $265,000 for 2015.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. This plan provides eligible employees of the Company, including each of the NEOs listed below, a 6% employer contribution on total eligible compensation in excess of federal limits applied to the 401(k) Plan

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(subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are payable upon the earlier to occur of death or six months following termination from the Company. Mr. Stuchbery, as an employee of Chaucer, is not eligible to participate in this plan. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2015:

Name	Executive Contributions in 2015 ($) (1)	Registrant Contributions in 2015 ($) (2)	Aggregate Earnings in 2015 ($) (3)	Aggregate Withdrawals/ Distributions in 2015 ($)	Aggregate Balance at December 31, 2015 ($) (4)
Frederick H. Eppinger	—	44,100	29,616	—	1,042,084
Eugene M. Bullis	—	—	—	—	—
J. Kendall Huber	—	35,129	16,224	—	583,202
John C. Roche	—	28,583	3,923	—	164,235

Former Officer
David B. Greenfield	—	44,100	3,814	—	179,169

(1)	The plan does not allow for executive contributions.
(2)	Represents contributions made by the Company in 2016 with respect to eligible 2015 compensation. Such amounts are included in the All Other Compensation Column of the Summary Compensation Table. As previously reported in our 2015 Proxy Statement, in March 2015 contributions with respect to eligible 2014 compensation were made to the following NEOs in the following amounts: $44,400 for Mr. Eppinger; $44,400 for Mr. Greenfield; and $32,510 for Mr. Huber.
(3)	Represents interest accrued on the aggregate amount in the plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.
(4)	Includes Company contributions made in 2016 as if such contributions were made on December 31, 2015. Balances attributable to Company contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

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Company Mandated Section 162(m) Deferrals

Section 162(m) generally disallows a tax deduction to public companies for taxable, non-performance-based compensation over $1 million that is paid to certain executives. The Compensation Committee generally has structured the Company’s annual and certain of its long-term incentive compensation arrangements in a manner intended to qualify awards under such arrangements as performance-based compensation that is not subject to the deduction limitation of Section 162(m). Certain types of awards, however, such as TBRSUs, do not qualify under the performance-based exception. Historically, the Company has required that compensation earned by our NEOs that was not deductible pursuant to Section 162(m) be deferred until such time as the payment to the NEO could be made without limits on deductibility under Section 162(m). The Company takes Section 162(m) into account in making its executive compensation decisions, but believes that its primary responsibility is to provide a compensation program that achieves the various goals described in the CD&A, and therefore has paid, and expects in the future to pay, amounts that are not deductible. The table below sets forth certain information regarding earned and vested stock-based compensation that the Company required Mr. Eppinger to defer in order to preserve its ability to deduct the payments under Section 162(m).

Name	Executive Contributions in 2015 ($) (1)	Registrant Contributions in 2015 ($) (2)	Aggregate Earnings in 2015 ($)		Aggregate Withdrawals/ Distributions in 2015 ($)	Aggregate Balance at December 31, 2015 ($) (4)
Frederick H. Eppinger	3,146,789	41,706	—	(3)	—	17,926,651

(1)	Amounts include 40,250 shares Mr. Eppinger was required to defer in connection with the vesting of RSUs issued in 2012, valued by multiplying the number of shares deferred by the closing price of our Common Stock on the NYSE on the date of deferral. In addition, amounts include $339,034 in dividends earned in 2015 on accumulated deferred shares, which were required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the year granted. Dividends on such shares are not reported in the Summary Compensation Table.
(2)	Represents interest on deferred dividends. Such deferred dividends accrue interest at the GATT rate. Such interest is not reported in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.
(3)	The value of deferred shares fluctuates with the market value of THG Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in this column or in the Summary Compensation Table, but are reflected in the aggregate balances as of December 31, 2015.
(4)	Represents the fair market value of the aggregate number of shares previously earned and reported but required to be deferred as of December 31, 2015 (200,612 shares), plus all accrued but unpaid dividends and accrued but unpaid interest thereon, which are also required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the applicable grant year. Accrued but unpaid dividends and interest were not reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each NEO, other than Mr. Greenfield, in the event of a change in control of the Company, or a termination of the NEO’s employment. For purposes of the quantitative disclosure, we have assumed that all triggering event(s) took place on December 31, 2015, and we used the closing price per share on the NYSE of our Common Stock on such date ($81.34). Due to the number of factors that affect the nature and amount of

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benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	when the event actually occurs;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	awards granted after December 31, 2015;
•	the amount of prior years’ compensation the NEO was required or elected to defer;
•

the Company’s relative total shareholder return over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards; and

•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are any amounts which are not contingent upon the occurrence of the triggering event(s) or payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.). Benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and the subsequent occurrence of an involuntary termination of employment by the Company or constructive termination of employment by the NEO. The change in control column in the tables below assume both a Change in Control and the occurrence of a termination event effective as of December 31, 2015.

The payments and benefits that Mr. Greenfield and his estate received in connection with his death in 2015 are described in the CD&A beginning on page 44.

Termination Other Than in Connection with a Change in Control

Except as otherwise described below, the Company has no obligations to provide severance benefits (except as may otherwise be required by law) to any NEO in the event such NEO is terminated other than in connection with a change in control.

Eppinger Offer Letter

Pursuant to Mr. Eppinger’s offer letter, dated August 14, 2003, as amended, in the event his employment is involuntarily terminated without cause (other than in connection with a change in control), Mr. Eppinger will receive a lump sum payment equal to his current base salary and target short-term incentive compensation award. As a condition to Mr. Eppinger’s employment and eligibility to receive the severance payments under his offer letter, Mr. Eppinger agreed to certain non-disclosure, non-hire and non-competition provisions. Mr. Eppinger can require the Company to waive the non-competition provisions by electing not to receive severance payments otherwise due.

Mr. Eppinger is not expected to receive any benefits under this letter due to his pending retirement from the Company.

Stuchbery Service Agreement

Pursuant to the terms of his Service Agreement, in the event Mr. Stuchbery’s employment was terminated by the Company, other than under certain enumerated circumstances (generally, acts of misconduct or disability), Mr. Stuchbery would have been entitled to one year’s base salary plus benefits. Any such potential benefits have been obviated by Mr. Stuchbery’s pending retirement from the Company. In accordance with the letter agreement dated March 24, 2016 (see “Robert Stuchbery Retirement Letter” on page 45), the Company agreed to pay

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Mr. Stuchbery his 2015 long-term award in the amount of $172,890 (£113,000), his 2015 incentive compensation in the amount of $831,661 (£543,569), and his U.K. motor bonus of $105,148 (£68,724). Mr. Stuchbery will be subject to confidentiality provisions and, for a period of one year following his Separation Date, non-solicitation, non-interference and limited non-competition restrictions.

Bullis Offer Letter

Under the terms of the offer letter from the Company to Mr. Bullis dated October 26, 2015, he was granted a restricted stock award valued at approximately $100,000 and a one-time cash sign-on bonus of $75,000. The restricted stock award will vest and no longer be subject to forfeiture on May 13, 2016, and it contains restrictions on transfer until January 1, 2017. Pursuant to his offer letter, if Mr. Bullis’s employment with the Company is terminated prior to May 13, 2016, then he will be entitled to payment of his base salary through May 13, 2016, his restricted stock award will immediately vest (but will still remain subject to restrictions on transfer through January 1, 2017), and his sign-on bonus will become non-refundable. However, if Mr. Bullis’s employment with the Company is terminated prior to May 13, 2016 (i) as a result of his resignation, (ii) for Cause (as defined under the 2014 Plan), or (iii) for “Good Reason,” then his restricted stock award shall be automatically cancelled and forfeited and he shall be required to refund to the Company the unearned, pro-rated portion of his sign-on bonus. “Good Reason” is defined in the offer letter as the inability or failure, for whatever reason, including disability or death, to perform in a professional and competent manner the duties and responsibilities assigned to Mr. Bullis.

Long-Term Equity Incentive Plans

Pursuant to the 2014 Plan and the 2006 Plan and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s long-term disability plan.

Leadership Transition Severance Arrangements

In order to ensure the continued focus, undivided attention and service to the Company during the transition to a new Chief Executive Officer, in February 2016 the Compensation Committee approved severance arrangements for each domestic executive officer of the Company (excluding Messrs. Eppinger and Bullis). In the event the executive (i) is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s compensation, material and adverse change to the executive’s role and responsibility, or a requirement that the executive relocate), in either case prior to September 1, 2017, the executive will be entitled to a lump sum cash severance payment equal to a pre-established multiple of his or her annual base salary. The amount of the severance award is designed to approximate one year’s cash compensation. For Mr. Huber, his multiple is 1.75x base salary, and for Mr. Roche, his multiple is 1.65x base salary. As a condition to receiving such severance, the executive must enter into a separation agreement upon terms and conditions acceptable to the Company, which will include a full release and non-disparagement provision. Because these arrangements were not in place as of December 31, 2015, the amounts payable under these arrangements have not been included in the tables below for Mr. Huber and Mr. Roche, but are included in the footnotes to each of their tables.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control of the Company. Mr. Eppinger relinquished any potential benefits under the CIC Plan in connection with his pending resignation. Mr. Stuchbery and Mr. Bullis are not participants in this plan.

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In the event of a Change in Control (defined below) of the Company and subsequent involuntary termination of a participant’s employment by the Company or constructive termination of a participant’s employment by the participant within a two-year period following the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (3x for Mr. Huber, and 1x for Mr. Roche) times the sum of a participant’s applicable base salary and target short-term incentive compensation award opportunity. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee’s employment was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award opportunity, pro-rated for service performed in the year of termination, and outplacement services. Certain participants who were covered by the CIC Plan when it was adopted in 2008 may also be entitled to a gross-up payment (“280G Gross-Up”) if their change in control payments/benefits become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, subject to a requirement that the amounts subject to the excise tax exceed a certain amount (the excise tax is a special additional tax applicable to change-in-control payments; the 280G Gross-Up does not apply to federal and state ordinary income taxes which would be payable without regard to the impact of such excise tax and the gross-ups). Notwithstanding the foregoing, it is the Company’s policy that no new participant to the CIC Plan be entitled to a 280G Gross-Up benefit. Based on a hypothetical termination as of December 31, 2015, neither Mr. Huber nor Mr. Roche would have been entitled to a 280G Gross-Up benefit.

Pursuant to the 2006 Plan, the 2014 Plan, the Chaucer SIP and the various agreements issued thereunder, in the event of a change in control (defined below), the participant may be entitled to certain accelerated vesting of equity awards if such awards are not assumed by the successor company, or if such participant is involuntarily or constructively terminated after the change in control. The tables below present the hypothetical values as if such awards are assumed by a successor company and such participant is involuntarily or constructively terminated thereafter. Such hypothetical values would be identical in the event the successor company did not assume the equity grants and instead they were accelerated except, with respect to Mr. Eppinger, please see footnotes 2 and 3 (page 70) for more information.

As further described in the footnotes and because the tables assume a hypothetical triggering event on December 31, 2015, the values in the tables below include amounts for short-term and long-term incentive compensation awards that vested and were earned by the executives in the first quarter of 2016.

Potential Payments Upon Termination or Change in Control* Tables

	Frederick H. Eppinger
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$2,400,000	—
Equity
Unvested Restricted Stock Units (2)	9,210,617	11,061,834	—	—	—	—
Unexercisable Stock Options (3)	—	5,998,056	—	—	—	—

TOTAL	$9,210,617	$17,059,890	$—	$—	$2,400,000	$—

See pages 69-72 for footnotes

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	Eugene M. Bullis
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (4)	$(50,502)	$(50,502)	$(50,502)	$(50,502)	$439,344	$439,344
Equity
Unvested Restricted Stock Award (4)	—	—	—	—	99,397	99,397

TOTAL	$(50,502)	$(50,502)	$(50,502)	$(50,502)	$538,741	$538,741

	Robert A. Stuchbery
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (5)	$—	$—	$—	$—	$657,036	$657,036
Equity
Unvested Restricted Stock Units (2)	755,405	810,798	—	—	—	810,798
Unvested Shares in The Chaucer Share Incentive Plan (6)	20,823	20,823	—	20,823	20,823	20,823
Other Benefits
Health & Welfare (7)	—	—	—	—	18,524	18,524

TOTAL	$776,228	$831,621	$—	$20,823	$696,383	$1,507,181

	J. Kendall Huber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (8) (9)	$—	$—	$—	$—	$—	$2,625,000
Cash Incentives (10)	—	—	—	—	—	375,000
Equity
Unvested Restricted Stock Units (2)	1,555,709	1,884,811	—	—	—	2,193,578
Unexercisable Stock Options (3)	—	1,110,206	—	—	—	1,462,030
Other Benefits
Health & Welfare (11)	—	—	—	—	—	14,428
Outplacement (12)	—	—	—	—	—	40,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (13)	—	—	—	—	—	51,029

TOTAL	$1,555,709	$2,995,017	$—	$—	$—	$6,761,065

See pages 69-72 for footnotes

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	John C. Roche
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (8) (9)	$—	$—	$—	$—	$—	$759,000
Cash Incentives (10)	—	—	—	—	—	299,000
Equity
Unvested Restricted Stock Units (2)	1,062,138	1,349,919	—	—	—	1,635,748
Unexercisable Stock Options (3)	—	865,111	—	—	—	1,188,401
Other Benefits
Health & Welfare (11)	—	—	—	—	—	14,428
Outplacement (12)	—	—	—	—	—	40,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (13)	—	—	—	—	—	44,483

TOTAL	$1,062,138	$2,215,030	$—	$—	$—	$3,981,060

*	Please refer to the change in control definitions below for an explanation of what constitutes a change in control under the CIC Plan, the 2006 Plan and the 2014 Plan. Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and general releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation and non-interference agreement, regardless of whether or not they ever receive benefits thereunder. The non-solicitation and non-interference agreements provide that, during employment and for a period of two years after termination (one year for participants having a Multiplier less than 2x), the executive officer will not (i) hire, recruit, solicit or induce, attempt to induce, or assist or encourage a third party to hire, recruit, solicit or induce or attempt to induce any employee(s), agent(s) or broker(s) of the Company to terminate their employment with, or otherwise cease their relationship with the Company, or (ii) divert or take away, attempt to divert or to take away, or assist or encourage a third party to divert or take away, the business or patronage of any of the policyholders, agents, clients, customers or accounts of the Company which were contacted, solicited or served while the participant was employed by the Company. Finally, this agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Change in Control under the CIC Plan is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

A “change in control” under the 2006 Plan and the 2014 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2006 Plan and the 2014 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction

The Hanover Insurance Group, Inc. 2016 Proxy Statement	69

involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

(1)	Pursuant to Mr. Eppinger’s offer letter, in the event his employment had been terminated without cause (other than in connection with a change in control), he would have been entitled to a lump sum severance payment equal to his current annual base salary plus his target short-term incentive compensation award opportunity, provided he agrees to a one-year non-compete agreement and other restrictions. Mr. Eppinger is not expected to receive any benefits under this letter due to his pending retirement from the Company.
(2)	PBRSUs Represents the value of unvested PBRSUs granted in 2012, 2013, 2014 and 2015 (see “Outstanding Equity Awards at Fiscal Year-End 2015” on page 58 for more information).

Death and Disability. In the event of a NEO’s death or disability, the service condition with respect to a pro-rated portion of the PBRSUs is waived (plus an additional year in the case of disability), but remains subject to the performance-based vesting conditions. For all applicable NEOs, values for the 2012 and 2013 award that remained unvested at year end are based on the actual payout of 150% of target and values for 2014 (other than with respect to Mr. Stuchbery’s award) and 2015 awards are valued at target. For Mr. Stuchbery, values for his two 2014 awards are at the actual payout of 150% and 134% of target.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon the level of achievement to date. If awards are assumed, then participants are not entitled to any acceleration unless an NEO’s employment is involuntarily or constructively terminated following the change in control. For all applicable NEOs, values for the 2012 award that remained unvested at year-end are based on the actual payout of 150% of target, the 2013 and 2014 (other than with respect to Mr. Stuchbery’s award) awards are valued at 150% of target, and the 2015 award is valued at 116% of target. For Mr. Stuchbery, values for his two 2014 awards are based on the actual payout of 134% and 150% of target. Due to Mr. Eppinger’s pending retirement from the Company and in the event that such awards were assumed by a successor company, he would not have been entitled to accelerated vesting of his PBRSU awards as a result of a termination of employment in connection with a change in control. Had a change in control occurred on December 31, 2015 and the successor entity declined to assume his outstanding awards, Mr. Eppinger would, however, have been entitled to $13,569,952 of value. Based on the same share price, such amount would be $6,188,347 at February 29, 2016 as a result of vesting that occurred in the ordinary course during the first quarter of 2016.

TBRSUs Represents the value of unvested TBRSUs granted in 2012, 2013, 2014 and 2015 (see “Outstanding Equity Awards at Fiscal Year-End 2015” on page 58 for more information).

Death and Disability. In the event of a NEO’s death or disability, a pro-rated portion of the TBRSUs vest, plus an additional year in the case of disability.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless the participant’s employment is involuntarily or constructively terminated following the change in control.

(3)

Represents intrinsic value (difference between fair market value of THG Common Stock and the exercise price of the options multiplied by the number of unvested options). Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily or

The Hanover Insurance Group, Inc. 2016 Proxy Statement	70

constructively terminated following the change in control. Due to Mr. Eppinger’s pending retirement from the Company and in the event that such awards were assumed by a successor company, he would not have been entitled to accelerated vesting of his option awards as a result of a termination of employment in connection with a change in control. Had a change in control occurred on December 31, 2015 and the successor entity declined to assume his outstanding awards, Mr. Eppinger would, however, have been entitled to $7,973,813 of value. Based on the same share price, such amount would be $1,975,757 at February 29, 2016 as a result of vesting that occurred in the ordinary course during the first quarter of 2016. In the event an NEO is terminated due to disability, one year additional vesting credit is given to the participant. In February 2016, the Compensation Committee retroactively amended all outstanding stock option awards under the 2006 Plan and the 2014 Plan to provide that in the event a participant’s employment is terminated by reason of death or disability, then the pro-rata portion of his or her outstanding stock options automatically vest and the unvested portion is automatically cancelled and forfeited.

(4)	Pursuant to Mr. Bullis’s offer letter, in the event his employment is terminated without cause or in connection with a change in control, he is entitled to payment of his base salary through May 13, 2016 and the immediate vesting of his October 2015 restricted stock award. Termination for any other reason would require Mr. Bullis to return the unearned, pro-rated portion of his $75,000 sign-on bonus and forfeit the restricted stock award.
(5)	Pursuant to the terms of his Services Agreement, in the event Mr. Stuchbery’s employment was terminated by the Company, other than for the reasons set forth in the agreement (generally, misconduct or disability), Mr. Stuchbery would have been entitled to one year’s base salary plus benefits. Amounts reflect base salary and one year of payments in lieu of pension contributions. For the value of benefits, see footnote 7 below. Any such potential benefits have been obviated by Mr. Stuchbery’s pending retirement from the Company.
(6)	Represents the value of unvested matching shares issued pursuant to the Chaucer SIP. These shares are subject to vesting restrictions, but generally such vesting is accelerated in the event of death, disability, change-in-control, retirement or termination without cause.
(7)	Represents estimated cost of one year’s benefits due under the Services Agreement. Any such potential benefits have been obviated by Mr. Stuchbery’s pending retirement from the Company.
(8)	Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent involuntary or constructive termination, the NEO is entitled to a lump sum severance payment equal to the product of their Multiplier and the sum of their applicable annual base salary plus target short-term incentive compensation award opportunity.
(9)	As discussed above and on page 48 of the CD&A in the section titled “Leadership Transition Severance Arrangements,” on February 23, 2016, the Company entered into severance arrangements with each of its U.S. executive officers (excluding Messrs. Eppinger and Bullis) for the CEO transition period ending September 1, 2017. These arrangements provide for a lump sum cash severance award equal to a pre-established multiple of base salary if during that time an executive (i) is involuntarily terminated, other than in connection with that person’s death, disability, a Change in Control or for Cause (as these terms are defined under the CIC Plan) or (ii) voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s compensation, material and adverse change to the executive’s role and responsibility, or a requirement that the executive relocate). If these severance arrangements had been in place as of the end of the last fiscal year and there was a voluntary termination for good reason or an involuntary termination without cause on that date, Mr. Huber would have been entitled to a cash payment of $875,000 and Mr. Roche would have been entitled to a payment of $759,000.
(10)

Represents payment of target 2015 Executive STIP award earned in 2015, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination of employment (other than for cause),

The Hanover Insurance Group, Inc. 2016 Proxy Statement	71

occurring prior to the payment date, each NEO remains eligible for an award under the 2015 Executive STIP, but payment is at the discretion of the Compensation Committee. Each NEO’s actual 2015 Executive STIP award was earned and paid during the first quarter of 2016. See the Summary Compensation Table on page 52 for more information.

(11)	Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.
(12)	Represents the estimated cost of one year of outplacement services.
(13)	Represents a lump sum payment equal to the amount which would be credited for 2015 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2014 or annualized 2015 eligible compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC and the NYSE. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2015, THG’s executive officers, directors and greater than 10% shareholders fully complied with all Section 16(a) filing requirements, except that due to an administrative oversight, one report covering one transaction for Michael P. Angelini, Director and Chairman of the Board, was filed one filing day late.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2015, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s website at www.hanover.com, under “Investors-Annual Reports.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

The Hanover Insurance Group, Inc. 2016 Proxy Statement	72

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 8, 2016, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2017 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2017 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 21, 2017, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 21, 2017, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 7th day of April 2016.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

The Hanover Insurance Group, Inc. 2016 Proxy Statement	73

Appendix A

Excerpt from Our Corporate Governance Guidelines Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

*   *   *   *   *

A complete copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at:

http://www.hanover.com/about-corporate-governance.html

A-1

Appendix B

Non-GAAP Financial Measures

The discussion of our results in the Proxy Statement Summary and CD&A sections of this Proxy Statement includes a discussion of our operating income, ex-cat operating income, and net premiums written excluding the impact of the transfer of Chaucer’s U.K. motor division, each of which are non-GAAP financial measures.

Operating Income

Operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business. The items excluded were primarily realized investment gains, losses on real estate and the repayment of debt, interest expense on debt and income taxes. A reconciliation of operating income before income taxes to income from continuing operations is presented below and on page 46 of our Annual Report on Form 10-K filed with the SEC on February 25, 2016 (page 44 of the printed copy of the Annual Report).

Ex-Cat Operating Income

Ex-cat operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above, as well as the impact of catastrophe losses on our results. Although catastrophe losses are a significant component in understanding and assessing our financial performance, management has metrics that evaluate results excluding catastrophes due to the fact that they are not predictable as to the timing or the amount that will affect our operations.

A reconciliation of ex-cat operating income and operating income to income from continuing operations, the most directly comparable GAAP financial measure, is set forth below.

(in millions)	2015	2014
Ex-Cat Operating Income	$646.9	$629.2
Pre-tax catastrophe effect	(181.3)	(223.0)
Operating Income before interest expense and income taxes	465.6	406.2
Interest expense on debt	(60.1)	(65.2)
Income tax benefit (expense) on operating income	(125.5)	(108.3)
Operating income, net of interest expense and income taxes	280.0	232.7
Adjustment for certain items	50.8	49.6
Income from continuing operations, net of tax	$330.8	$282.3

B-1

Net Premiums Written Excluding the Impact of the Transfer of Chaucer’s U.K. Motor Division

Net premiums written excluding the impact of the transfer of Chaucer’s U.K. Motor Division is a non-GAAP financial measure because it excludes a component of written premium related to a portion of the business that, although disposed of, was part of the results of the Company during the time this business was owned by the Company. Total Company net premiums written for 2015 and 2014 were adjusted to exclude the impact of the transfer of Chaucer’s U.K. Motor Division as a better comparison of net premium written growth. We have adjusted this measure due to the fact that the timing of this one-time transfer in 2015 and the accounting treatment for this transaction produces a comparison between the two periods that is not representative of the underlying growth and growth trends in the business that remains with the Company. A reconciliation of this measure is as follows:

(in millions)	2015	2014
Total net premiums written excluding U.K. Motor Business	$4,625.1	$4,512.4
Net premium written for U.K. Motor Business	(8.3)	297.7
Total net premiums written as reported	$4,616.8	$4,810.1

B-2

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2016.

Vote by Internet • Go to www.envisionreports.com/thg • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2 and 3.

1. The election of four individuals to the Board of Directors:		For	Against	Abstain

01 - Michael P. Angelini	One - year term expiring in 2017	☐	☐	☐

03 - Richard H. Booth	Three - year term expiring in 2019	☐	☐	☐

		For	Against	Abstain

2. The advisory approval of the Company’s executive compensation.		☐	☐	☐

		For	Against	Abstain	+
02 - Karen C. Francis	One - year term expiring in 2017	☐	☐	☐

04 - Joseph R. Ramrath	Three - year term expiring in 2019	☐	☐	☐

		For	Against	Abstain

3. The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of The Hanover Insurance Group, Inc. for 2016.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B.

2016 Annual Meeting of Shareholders The Hanover Insurance Group, Inc.
Tuesday, May 24, 2016, 9:00 a.m. 440 Lincoln Street, Worcester, MA
Directions To The Hanover
From Boston.
• Follow the Mass Pike west to exit 11A. Bear left after the tolls to Rte. 495 north.
• Follow Rte. 495 north to exit 25B.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street.
• The Hanover is on your left.
From New Hampshire And Northeastern Massachusetts.
• Follow Route 495 south to exit 25B.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street.
• The Hanover is on your left.
From Connecticut And Western Massachusetts.
• Follow the Mass Pike east to exit 10.
• Proceed along Interstate 290 east to exit 20. Stay to the right when exiting.
• At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights.	Where To Park.
• Turn left onto Lincoln Street and drive approximately one-quarter mile. • The Hanover is on your left.	Parking is available at The Hanover’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — The Hanover Insurance Group, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2016

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Annual Report, Notice of Annual Meeting of Shareholders and the Proxy Statement, hereby appoint(s) Joseph R. Ramrath and J. Kendall Huber, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 24, 2016, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the advisory vote on executive compensation, and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Your vote is important. Please vote your proxy today.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B.	+